                                                                   EXHIBIT 10.33
================================================================================


                            ASSET PURCHASE AGREEMENT


                                 by and between


                                UTI ENERGY CORP.


                                      and


                        SOUTHLAND DRILLING COMPANY, LTD.

                                 March 5, 1997


================================================================================

                               TABLE OF CONTENTS


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PARTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I

CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II

PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Assets to be Purchased . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.4     Limitation of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.5     Limitation on Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.6     Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.7     Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE III

PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.1     Consideration for the Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2     Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV

THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.1     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.1     Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.2     Authority; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.3     No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.4     Ownership of Rigs and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.5     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.6     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.8     Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.9     Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14





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         5.10    Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.11    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.12    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.13    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.14    Decrees, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.15    Performance Bonds; Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1     Organization and Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Authority; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.3     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.5     Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.8     Buyer M.A.E. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.9     Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.2     Covenants and Agreements Performed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.4     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.5     Secured Note, Warrant and Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.2     Covenants and Agreements Performed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.4     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.5     Drilling Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.6     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.7     Financing by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.8     Partner Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX

COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE
RELATING TO AND SUBSEQUENT TO THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22





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
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         9.3     Conduct of Business and Preservation of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.4     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.5     Certain Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         9.6     Actions with Respect to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.7     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.8     Continued Effectiveness of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .  24
         9.9     Performance Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         9.10    Action of Buyer Regarding Financing and Financial Statements . . . . . . . . . . . . . . . . . . . .  24
         9.11    Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE X

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.3    Liquidated Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         10.4    Return of Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE XI

EXTENT AND SURVIVAL OF REPRESENTATIONS,
WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.1    Scope of Representations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         11.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         11.4    Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.5    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         11.6    Limitation of Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.7    Applicability of Indemnification Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.8    Exclusive Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE XII

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         12.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         12.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         12.3    Amendments and Waiver; Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         12.4    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.5    Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.7    References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.8    Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.9    Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         12.10   Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





                                         (iii)

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of March 5, 1997, by and between UTI Energy Corp., a Delaware corporation ("Buyer"), and Southland Drilling Company, Ltd., a Texas limited partnership ("Seller");

                                  WITNESSETH:

         WHEREAS, Buyer desires to purchase the Purchased Assets (as hereinafter defined) from Seller; and

         WHEREAS, Seller desires to sell the Purchased Assets to Buyer in exchange for the payment by Buyer of the Purchase Price (as hereinafter defined) and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined);

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Accounts Receivable" has the meaning specified in Section 2.1(e).

         "Agreement" has the meaning specified in the preamble.

         "Applicable Environmental Laws" has the meaning specified in Section 5.12(j).

         "Applicable Laws" has the meaning specified in Section 5.9.

         "Assumed Liabilities" has the meaning specified in Section 2.3.

         "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         "Business Day" means a day on which national banks are generally open for the transaction of business in Houston, Texas.

         "Buyer" has the meaning specified in the preamble.

         "Buyer Basket" has the meaning specified in Section 11.2.

         "Buyer Designee" has the meaning specified in Section 12.5(b).

         "Buyer MAE" shall have the meaning specified in Section 6.8.

         "Cash Purchase Price" shall have the meaning specified in Section 3.1(a)(i).

         "Claims" has the meaning specified in Section 11.2.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Date" has the meaning specified in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consent Required Contract" has the meaning specified in Section 2.5.

         "Deeds" has the meaning specified in Section 4.2(b).

         "Drilling Contracts" has the meaning specified in Section 2.1(g)(i).

         "Encumbrances" means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" has the meaning specified in Section 6.3.

         "Excluded Assets" has the meaning specified in Section 2.2.

         "GAAP" means U.S. generally accepted accounting principles applied on a consistent basis by Seller.

         "General Assignment" has the meaning specified in Section 4.2(a).

         "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

         "Guaranty" has the meaning specified in Section 8.8.

         "hazardous material" has the meaning specified in Section 5.12(j).

         "Indemnified Party" has the meaning specified in Section 11.4.

         "Indemnifying Party" has the meaning specified in Section 11.4.

         "Inventory" has the meaning specified in Section 2.1(c).

         "Nonassigned Contract" has the meaning specified in Section 2.5.

         "Other Contracts" has the meaning specified in Section 2.1(g)(ii).

         "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, excluding any mortgage; and (iii) the express terms of the Drilling Contracts and Other Contracts; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Purchased Assets, or statutory liens filed of record against the Purchased Assets.

         "Permits" has the meaning specified in Section 2.1(f)(ii).

         "Permitted Real Property Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Seller, excluding any mortgage; (iii) zoning laws and ordinances and similar governmental regulations; (iv) minor imperfections of title or easements that do not materially detract from the value of the property or impair the Seller's use thereof; and (v) rights reserved to any municipality or governmental, statutory or public authority to regulate such property; provided, however, that at the Closing "Permitted Real Property Encumbrances" shall not include any Encumbrance for taxes, assessments or governmental charges filed of record against the Real Estate Assets, or statutory liens filed of record against the Real Estate Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

         "Prepaid" has the meaning specified in Section 2.1(e).

         "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

         "Purchased Assets" has the meaning specified in Section 2.1.

         "Purchase Price" shall mean $28,000,000 plus the value of the Warrant less any adjustment pursuant to Sections 3.1(c) and/or 3.2.

         "Real Estate Assets" has the meaning specified in Section 2.1(d).

         "Real Property" has the meaning specified in Section 2.1(d).

         "Retained Liabilities" has the meaning specified in Section 2.4.

         "Rigs" has the meaning specified in Section 2.1(a).

         "Securities Act" has the meaning specified in Section 9.11(b).

         "Seller" has the meaning specified in the preamble.

         "Seller Basket" has the meaning specified in Section 11.3.

         "Seller MAE" means a single event, occurrence or fact that, together with all other events, occurrences and facts that (i) would have, or might reasonably be expected to have, (x) a material adverse effect on the condition, business, prospects or operations of the Rigs, taken as a whole, or (y) a material adverse effect on the ability of the Buyer to operate the Rigs, taken as a whole, after the date of Closing, (ii) would create an Encumbrance on any of the Purchased Assets except for a Permitted Encumbrance or Permitted Real Property Encumbrance, (iii) results in a loss or damage to the Rigs (whether or not covered by insurance) in an amount in excess of $500,000 or (iv) would constitute a criminal violation of law by Seller involving a felony; provided however, that market fluctuations in the price of crude oil or natural gas, day rates or other industry-wide market fluctuations shall not constitute a Seller MAE.

         "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

         "Trade Payables" means those obligations of the Seller relating to the operation or maintenance of the Rigs or the other Purchased Assets in the ordinary course of business of the Seller and that are classified as trade payables in accordance with GAAP.

         "UTI Common Stock" means the common stock, $0.001 par value, of Buyer.

         "Warrant" has the meaning specified in Section 3.1(a)(iii).


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         2.1 Assets to be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase, free and clear of any Encumbrances other than Permitted Encumbrances, all of the assets used or useful in connection with the land drilling rig business of Seller, including the following assets (collectively, the "Purchased Assets"):

                 (a) the eight land drilling rigs, all of which are currently marketed by Seller, described on Schedule 2.1(a) and all such drilling units' respective drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, rigging, apparel, furniture, computers and computer equipment on such units, fittings and equipment, pumps and pumping equipment, spare components and parts, drill pipe, case barrels, drill collars, heavy-weight drill pipe, racking, supporting inventory and stores and all appurtenances thereto appertaining or belonging thereto (collectively, the "Rigs" and each a "Rig");

                 (b) the other equipment and assets described on Schedule 2.1(b), (the "Other Equipment");

                 (c) the stocks owned by Seller or any of its Affiliates described on Schedule 2.1(c) (collectively "Inventory"), as such Inventory may be reduced through consumption thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date;

                 (d) the real property fee ownership described on Schedule 2.1(d) (the "Real Property"), together with all buildings, fixtures and other improvements upon the Real Property and all rights, easements, rights-of-way and other interests incidental thereto that are used or held for use by Seller in connection with the ownership, maintenance or operation of the Purchased Assets (the "Real Estate Assets");

                 (e) all trade accounts receivable (the "Accounts Receivable"), including the Accounts Receivable set forth in Schedule 2.1(e) and any goods and services Tax receivables, and all prepaid expenses and deposits made by the Seller relating to the Purchased Assets ("Prepaids");

                 (f) the following tangible and intangible assets used or held for use in connection with the ownership, maintenance and operation of the Rigs, to the extent assignable by law and Seller or its Affiliates have the right to assign and transfer such assets:

                 (i)      all records to be delivered to Buyer pursuant to
         Section 2.6;

                 (ii) all insurance proceeds or rights to insurance proceeds relating to any damage, destruction or other loss to the Purchased Assets; and

                 (iii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of a Rig ("Permits"); and

                 (g) the benefit and burden subsequent to the Closing Date of:

                 (i) all drilling contracts and any amendments thereto for the employment of the Rigs existing on the Closing Date (the "Drilling Contracts"), including without limitation the Drilling Contracts identified on Schedule 2.1(g)(i) hereto existing on the Closing Date; provided, however, if the Drilling Contract is a turnkey or footage contract, Buyer will not assume such Drilling Contracts and Buyer and Seller agree that Buyer will provide drilling services, on a dayrate basis (using the dayrates set forth on Schedule 2.1(g)(ii), to Seller to enable Seller to satisfy its obligations under such unassigned Drilling Contracts; and

                 (ii) all other contracts to which Seller or any of its Affiliates is a party relating to the ownership, maintenance and operation of the Rigs or the Real Estate Assets existing on the Closing Date to the extent described on Schedule 2.1(g)(iii) (the "Other Contracts").

         2.2 Excluded Assets. The Purchased Assets to be transferred by Seller hereunder shall include only those described or referred to in Section 2.1, and no other assets or properties of Seller shall be transferred hereunder. Without limiting the generality of the preceding sentence, the Purchased Assets shall not include any cash or claims and rights under contracts not assigned to and assumed by Buyer hereunder (collectively, the "Excluded Assets"). Notwithstanding the foregoing, any claims or rights of Seller or any of its Affiliates under warranties relating to the Purchased Assets given by third parties shall be considered a Purchased Asset, to the extent transferrable.

         2.3     Assumed Liabilities.  As of the Closing Date, subject to
Section 2.5, Buyer shall assume (A) the payment obligations of the Seller with respect to all Trade Payables as of the Closing, including any goods and services Tax payable, and (B) the obligations of Seller under the express written terms of the Drilling Contracts and Other Contracts being assumed by Buyer to the extent and only to the extent such obligations relate to the ownership, operation and maintenance of the Rigs or the Real Estate Assets after the Closing, excluding any Retained Liabilities (collectively, the "Assumed Liabilities").

         2.4 Limitation of Liabilities. Buyer shall not assume or in any way be liable or responsible for any liabilities or obligations of Seller or its Affiliates except as specifically provided herein, it being expressly acknowledged that it is the intention of the parties hereto that all liabilities that Seller or its Affiliates has or may have in the future, whether fixed or contingent, and whether known or unknown, not expressly described in the definition of Assumed Liabilities shall be "Retained Liabilities" and remain the liabilities of Seller and its Affiliates. Without limiting the generality of the foregoing, except to the extent specifically provided in Section 2.3, Buyer shall not assume, or take title to the Purchased Assets subject to:

                 (a)      any obligation or liability, including
indemnification, relating to the ownership, operation or maintenance of the Rigs, the Real Estate Assets or the performance of the Drilling Contracts, Other Contracts and Leases prior to the Closing;

                  (b) Taxes relating to the ownership, operation or maintenance of the Rigs, and the Real Estate Assets for any period ending on or prior to the Closing, any income (or similar) Taxes of any Seller or its Affiliates on the sale of the Purchased Assets and any Taxes or payments payable of Seller in connection with the sale of the Purchased Assets to Buyer as contemplated hereby;

                 (c) any liability or obligation of Seller or any of its Affiliates under any note, bond or other instrument secured by the Purchased Assets;

                 (d) any liability or obligation of Seller or any of its Affiliates in respect of any express or implied representation, warranty, agreement or guaranty made (or claimed to have been made) by Seller or any of its Affiliates or imposed or asserted to be imposed by operation of law (except obligations or liabilities imposed on Buyer by operation of law after the Closing);

                 (e) any statutory liens accrued (except for Permitted Encumbrances) or existing at the time of Closing on the Closing Date against the Purchased Assets;

                 (f) any violation by Seller or any of its Affiliates of or default by Seller or any such Affiliate under any Applicable Laws, including, without limitation, Applicable Environmental Laws, which affects the ownership or operation of the Purchased Assets or results in any change in the Assumed Liabilities, or any remedial obligation under any Applicable Environmental Law arising out of or related to the ownership or operation of the Purchased Assets prior to Closing; or

                 (g) any liability resulting from or relating to the employment relationship between Seller or its Affiliates and any of their present or former employees or the termination of any such employment relationship with any Seller or any of its Affiliates, including, without limitation, accrued severance pay and other similar benefits, if any, and any claim filed on or prior to the Closing Date or which may thereafter be filed by or on behalf of any employee or former employee of Seller or its Affiliates relating to the employment or termination of employment of any such employee by Seller or its Affiliates on or prior to the Closing Date, including, but not limited to, any claim for wrongful discharge, breach of contract, unfair labor practice, employment discrimination, unemployment compensation or workers' compensation.

         2.5 Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Drilling Contract, Other Contract, Lease, Permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Drilling Contract, Other Contract, Permit, license or other right that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), Seller agrees that between the date hereof and the Closing Date it will use its Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract. Buyer agrees to cooperate and to cause any Buyer Designee to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting party under a Consent Required Contract. In the event that Seller shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract and Buyer shall have waived the conditions set forth in Section 8.6, the terms of this Section 2.5 shall govern the transfer of the benefits of each such contract. Seller and Buyer shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred to Buyer at the Closing (a "Nonassigned Contract"). With respect to the Nonassigned Contracts and any of the Purchased Assets that are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as provided herein, the Purchased Assets shall be held by the Seller in trust for the Buyer and shall be performed by the Buyer in the name of the Seller and all benefits and obligations derived thereunder shall be for the account of the Buyer; provided, however, that where entitlement of the Buyer to such Purchased Assets hereunder is not recognized by any third party, the Seller shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of and for the account of the Buyer, any and all rights of the Seller against such third party. Buyer shall indemnify Seller in respect of Buyer's performance or failure to perform any obligation, duty or liability in connection with such Purchased Assets.

         2.6     Delivery.

                 (a) Buyer shall be entitled to the records physically located on the Rigs or at the location thereof on the Closing Date and relevant to the Rigs.

                 (b) As promptly following the Closing as practicable, Seller shall deliver or cause to be delivered to Buyer at the offices where such records are located or such other location as mutually agreed, (i) a copy of the operational and accident records, (ii) engineering drawings, designs, schematics, blueprints, instruction manuals, flowsheets, models, maintenance schedules and similar technical records, (iii) all regulatory certification and documentation, all pertinent correspondence relating thereto, all technical manuals relating to equipment on the Rigs and all equipment history files and preventive maintenance data, (iv) all Drilling Contracts, Other Contracts, and all material correspondence and other records relating thereto and to the Accounts Receivable and the Trade Payables, and (v) property records, including environmental reports and assessments relating to the Real Estate Assets in the possession or control of Seller or its Affiliates related to the Purchased Assets.

                 (c) Seller shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and audit records. For a period of three years following the Closing Date, Buyer shall give Seller reasonable access to (and the right to make copies at the sole expense of Seller) the records delivered by Seller pursuant to the terms of this Agreement, but any access pursuant to this Section 2.6(c) shall be conducted in such manner as not to interfere unreasonably with the operations of Buyer following the Closing Date. Following such three-year period, Buyer may destroy such records, provided Seller is given notice and a reasonable opportunity to take or make copies of such records at Seller's sole cost and expense.

                 (d) The Rigs shall be delivered on the Closing Date at such locations as may be agreed upon by the parties as is, where is at the time of delivery.

         2.7 Deposit. Contemporaneously with the execution of this Agreement, Buyer hereby pays in immediately available funds to Seller $500,000 as a deposit (the "Deposit") towards the Purchase Price. Seller shall hold the Deposit until it is released by Buyer to Seller pursuant to Sections 4.3(e) and
10.3 hereof or until it is returned to Buyer pursuant to Section 10.4 hereof.


                                  ARTICLE III

                                 PURCHASE PRICE

         3.1     Consideration for the Purchased Assets.

                 (a) At the Closing, Buyer shall pay to Seller the Purchase Price by delivering to Seller:

                 (i) the amount of $14,500,000 in immediately available funds by confirmed wire transfer to a bank account to be designated by Seller (such designation to occur no later than the second business day prior to the Closing Date) plus $500,000 in cash by releasing the Deposit to Seller (such funds together with the Deposit, the "Cash Purchase Price");

                 (ii) a promissory note in the principal amount of $13,000,000, subject to reduction pursuant to Section 3.2(b), in the form set forth on Exhibit A hereto executed by Buyer (or its permitted designee in accordance with Section 12.5(b) hereof) (the "Secured Note"), which shall be secured by a lien on the Rigs, subordinated to Buyer's senior debt, bear interest at the rate of 10% per annum and be payable in full on or before one year from the Closing Date. If Buyer completes a public offering of UTI Common Stock for its own account (other than an offering pursuant to a registration statement filed on Forms S-4 or S-8 or their successor forms) prior to the maturity date of the Secured Note, Buyer (or such designee) will be required to prepay the principal amount of the Secured Note, together with all accrued interest thereon, to the extent the net proceeds received by Buyer pursuant to such offering exceed the aggregate amount of such principal and accrued interest. The security interest shall be evidenced by a security agreement in the form set forth on Exhibit B hereto executed by the Buyer (or such designee) (the "Security Agreement"), and

                 (iii) delivering to Seller a warrant entitling Seller, at its sole option, to purchase up to 100,000 shares of UTI Common Stock at the initial exercise price of $48.00 per share at any time within five years after the Closing Date and having such additional terms and conditions as are set forth in Exhibit C hereto (the "Warrant").

                 (b) As additional consideration for the Purchased Assets, the Buyer shall assume at Closing and shall thereafter perform the Assumed Liabilities.

                 (c) In lieu of the Secured Note, Buyer, in its sole discretion, may elect to reduce the Purchase Price by $750,000 by paying to Seller at the Closing $12,250,000 in immediately available funds to the account designated in Section 3.1(a)(i) in lieu of the Secured Note.

         3.2     Purchase Price Adjustment.

                 (a) Within 45 calendar days following the Closing, Buyer shall prepare and deliver to Seller a statement (the "Statement") reflecting the Trade Payables, Accounts Receivable and Prepaids as of the Closing Date and the calculation of the adjustment to the Purchase Price pursuant to this
Section 3.2 (the "Negative Working Capital Adjustment"). The calculation of the Trade Payables, Account Receivables and Prepaids shall be prepared in accordance with GAAP. The Negative Working Capital Adjustment shall equal the amount, if any, that the Trade Payables exceed the Accounts Receivable and Prepaids. Buyer shall provide Seller with access to copies of all work papers and other relevant documents to permit Seller to verify the accuracy of the amounts reflected in the Statement. Seller shall have a period of 30 calendar days after delivery of the Closing Date Balance Sheet and the Statement (the "Review Period") to review it and make any objections it may have in writing to Buyer. If written objections to the Statement are delivered to Buyer by Seller within 10 days after the Review Period (the "Objection Period"), then Seller and Buyer shall attempt to resolve the matter or matters in dispute. If no written objections are made by Seller within the Objection Period, then the Statement shall be final and binding on the parties hereto. If disputes with respect to the Closing Date Balance Sheet or the Statement cannot be resolved by Seller and Buyer within 30 calendar days after the Objection Period, then, at the request of Buyer or Seller, the specific matters in dispute shall be submitted to Ernst & Young L.L.P. or such other independent accounting firm as may be approved by Seller and Buyer, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to Seller and Buyer its determination on the specified matters in dispute, which determination shall be final and binding on the parties hereto. The fees and expenses of such independent accounting firm shall be borne one-half by Seller and one-half by Buyer.

                 (b) Following the determination of the Negative Working Capital Adjustment, if any, in accordance with Section 3.2(a), the Seller shall pay to the Buyer one half of the amount of the Negative Working Capital Adjustment in cash within 30 days of such final determination date. The principal amount of the Secured Note shall be reduced by the remaining one half of the amount of the Negative Working Capital Adjustment; provided that such amount shall be paid in cash if Seller has elected to pay cash in lieu of the Secured Note pursuant to Section 3.1(c).

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in a manner to be agreed upon by Seller and Buyer prior to the Closing. After the Closing, Seller and Buyer shall cooperate with each other in the preparation, execution and filing of (i) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and (ii) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.

                                   ARTICLE IV

                                  THE CLOSING

         4.1 Time and Place of Closing. The Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Houston, Texas at 9:00 a.m., local time, on the third Business Day after the later to occur of (i) the satisfaction of the conditions to the obligations of the parties set forth in Articles VII and VIII and (ii) receipt by Buyer of funds by Buyer sufficient to pay the Cash Purchase Price, or at such other place, date or time as the parties may agree in writing; provided, that unless otherwise agreed by the Seller and the Buyer, the Closing shall not take place later than April 15, 1997. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

         4.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

                 (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in a form mutually acceptable to the Buyer and Seller, together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as Buyer shall reasonably request to vest in Buyer or a Buyer Designee good and marketable title to the Purchased Assets other than the Real Property;

                 (b) special warranty deeds in a form of mutually acceptable to the Buyer and Seller, with such modifications as are necessary to comply with applicable local law in the jurisdictions in which the Real Property is located (the "Deeds"), sufficient to transfer to Buyer good and indefeasible title to the Real Property, free and clear of all Encumbrances except for Permitted Real Property Encumbrances;

                 (c)      the Guaranties referred to in Section 8.10;

                 (d) copies of any consents obtained as contemplated by Section 2.5; and

                 (e) the certificate and opinion of counsel contemplated by Sections 8.3 and 8.4, respectively.

         4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver th following to Seller:

                 (a)      the Cash Purchase Price;

                 (b) a duly executed General Assignment and such other instruments of transfer and assumption as Seller shall reasonably request in order to cause an effective assignment to and assumption by Buyer of the Drilling Contracts and Other Contracts as contemplated herein; and

                 (c) the Secured Note, the Security Agreement and the Warrant; however, if Buyer exercises its right pursuant to Section 3.1(c) hereof with respect to payment of the Purchase Price, Buyer shall deliver only the Warrant;

                 (d) the certificate and opinion of counsel contemplated by Sections 7.3 and 7.4, respectively; and

                 (e) written instructions to Seller that the Deposit has been released in full to Seller.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         5.1 Organization and Existence. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, with all necessary power and authority to own and lease the Purchased Assets and to carry on its business as such business is currently conducted. Seller is duly qualified or licensed to transact business as a foreign limited partnership and is in good standing in all jurisdictions in which the character of the Purchased Assets or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a Seller MAE.

         5.2 Authority; Etc. Seller has all necessary limited partnership power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Seller, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller and all agreements, instruments and documents to be executed and delivered by Seller hereunder, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the partners of Seller in accordance with the Seller's partnership agreement, and no other partnership proceedings of Seller are necessary with respect thereto. All corporate actions required on behalf of the partners of the Seller in connection with this Agreement and the transactions contemplated hereby have been duly taken. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Seller hereunder, have been duly authorized to do so by all necessary actions on the part of Seller. This Agreement constitutes, and each other agreement or instrument to be executed by Seller hereunder, when executed and delivered by Seller, will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 No Violations. The execution and delivery of this Agreement by Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

                 (a) violate any of the terms of the partnership agreement of Seller or the charter or bylaws of any partner of Seller;

                 (b) (i) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller or any partner of Seller is a party or by which Seller or any of its partners is bound or to which any of the Purchased Assets is subject which breach or default would reasonably be expected to have a Seller MAE or
(ii) result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any person the right to terminate any Drilling Contract, Permit or Other Contract assumed by Buyer; or

                 (c) to Seller's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Seller, or its assets, which violation with respect to the matters specified in paragraphs (b) and (c) of this Section 5.3 would reasonably be expected to have a Seller MAE.

         5.4 Ownership of Rigs and Equipment. Seller owns and, upon Seller's execution and delivery of the General Assignment, Buyer will own good and indefeasible title to the Rigs and Other Equipment, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer.

         5.5 Inventory. Seller owns and, upon Seller's execution and delivery of the General Assignment, Buyer will own good and marketable title to the Inventory on Schedule 2.1(c), as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer or a Buyer Designee.

         5.6 Contracts. Seller has made available to Buyer for review complete and correct copies of all Drilling Contracts and Other Contracts. Except as expressly identified on Schedule 2.1(g)(i) or (iii), each of the Drilling Contracts and Other Contracts may be transferred to Buyer without the consent of any Person. All the Drilling Contracts and Other Contracts are valid, binding and in full force and effect against Seller, and, to Seller's knowledge, are valid, binding and in full force and effect against the other parties thereto. As of the Closing Date, none of the Rigs will be subject to any material agreement, contract or commitment of Seller or any of its Affiliates other than the Drilling Contracts and Other Contracts. Neither Seller nor any of its Affiliates is in default in any material respect, and no notice of alleged default has been received by Seller or any of its Affiliates, under any of the Drilling Contracts and Other Contracts, no other party thereto is, to the knowledge of Seller or its Affiliates, in default thereunder in any material respect, and, to the knowledge of Seller or its Affiliates, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Drilling Contracts and Other Contracts by Seller, any of its Affiliates or any other party thereto.

         5.7     Litigation.

                 (a) Except as described on Schedule 5.7 hereto, there is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Seller, overtly threatened against any of the Purchased Assets or against the Seller or any of its Affiliates and relating to the ownership, operation or maintenance of any of the Purchased Assets before any Governmental Entity applicable to or binding upon Seller or any of the Purchased Assets that (i) seeks injunctive relief, (ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) would reasonably be expected to have a Seller MAE.

                 (b) None of Seller or any of its Affiliates nor any of its respective properties or assets is subject to any judicial or administrative judgment, order, decree or restraint currently affecting the ownership, maintenance and operation of the Purchased Assets in a manner that is material and adverse to the ownership, maintenance and operation of the Purchased Assets taken as a whole. Except as referred to on Schedule 5.7(b), Seller has not received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by Seller of the ownership, maintenance and operation of the Purchased Assets taken as a whole or that have not been finally dismissed or otherwise disposed of.

         5.8 Governmental Approval. Except as set forth on Schedule 5.8, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         5.9 Compliance With Laws. Seller is not in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation that is not an Applicable Environmental Law (collectively, "Applicable Laws") relating to the ownership, maintenance or operation of the Purchased Assets, which violation or default materially and adversely affects Seller's ownership, maintenance or operation (as presently conducted) of the Purchased Assets, and no claim is pending or, to Seller's knowledge, overtly threatened with respect to any such matters which if determined adversely to Seller would have such effect.

         5.10    Employee Matters.

                 (a) There are no collective bargaining or other labor union agreements to which the Seller is a party or by which it is bound. To the knowledge of the Seller, the Seller has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

                 (b) The Seller does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA.

                 (c) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by the Seller or any corporation, trade, business or entity under common control with the Seller, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,
(ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller or any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether waived or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (iv) all contributions, including installments, to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

                 (d) Buyer will not be obligated or liable with respect to any employee benefit plan or agreement relating to the employees of Seller by virtue of its employment of any of the employees of the Seller.

         5.11 Real Property. Seller owns, and upon execution and delivery by Seller of the Deeds, Buyer will own, good and indefeasible title to the Real Property described on Schedule 2.1(d), free and clear of all Encumbrances except Permitted Real Property Encumbrances.

         5.12    Environmental Matters.

                 (a) Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws (as defined below) relating to the ownership or operation of the Purchased Assets. To the actual current knowledge of Seller, Seller has not disposed of any hazardous material (as defined below) on any of the Purchased Assets and no condition exists on any of the Purchased Assets which would subject Seller or the Purchased Assets to any remedial obligations under any Applicable Environmental Laws.

                 (b) Except where the failure to do so would not have a Seller MAE, Seller and its Affiliates have complied with all Applicable Environmental Laws relating to the Real Estate Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, except where the failure to do so would not have a Seller MAE, Seller and its Affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all Applicable Environmental Laws relating to the Purchased Assets.

                 (c) Neither Seller or any of its Affiliates nor, to the knowledge of Seller, any prior owner or operator of the Purchased Assets, has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by any Seller or its Affiliates or used in connection with the Purchased Assets except in accordance with all Applicable Environmental Laws or except to the extent the same would not have a Seller MAE.

                 (d) None of the Purchased Assets have been subject to the release of any Hazardous Materials except to the extent that the same would not have a Seller MAE.

                 (e) Seller has secured all environmental Permits necessary to the operation of the Rigs and Seller is in compliance with such permits, except to the extent any such noncompliance does not impose liability on Buyer or its Affiliates.

                 (f) Seller has not received any notice, nor is it aware, of any proposal to amend, revoke or replace any environmental Permit, or requiring the issuance of any additional environmental Permit, necessary to operate the Rigs.

                 (g) Seller has not received inquiry or notice nor does Seller have any reason to suspect or believe that it will receive inquiry or notice of any actual or potential proceedings, claims, lawsuits or losses related to or arising under any Applicable Environmental Law and related to the Purchased Assets.

                 (h) Seller is not currently operating or required to be operating any of the Purchased Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Applicable Environmental Law.

                 (i) Each of Seller and the Purchased Assets is to the best of Seller's knowledge in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under Applicable Environmental Laws except to the extent any such noncompliance would not have a Seller MAE.

                 (j) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to (x) the control of any potential pollutant or protection of the air, water or land, (y) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (z) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include all such laws in effect in any and all jurisdictions in which the Purchased Assets are located or in which any Seller or its Affiliates has conducted operations using any of the Purchased Assets, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and
(ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

         5.13 No Brokers. Except for Simmons & Co., Inc., whose fees shall be paid by, and be the sole responsibility of, Seller, Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller in connection with such transactions. Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller.

         5.14 Decrees, Etc. No order, writ, injunction, decree, judgment, award or determination of any court or Governmental Entity has been issued or entered against Seller or any of its Affiliates which continues to be in effect and affects the ownership or operation of the Purchased Assets.

         5.15    Performance Bonds; Letters of Credit.  Except as set forth on
Schedule 5.15 hereto, there are no performance or similar bonds or letters of credit currently posted by Seller or any of its Affiliates for the purpose of operating the Rigs.

         5.16 Certain Property on Rigs. Since the date of completion of Buyer's inspection of the Rigs, subject to normal wear and tear and consumption in the ordinary course of business, Seller has not removed or permitted to be removed any tangible property from any Rig, except for any such tangible property relocated from one Rig to another Rig or transferred to Inventory.

         5.17 Accredited Investor; Investment Purpose. Seller (i) is an accredited investor as that term is defined in Regulation D promulgated under the Securities Act, and (ii) is acquiring the Warrant (and the shares UTI Common Stock that may be issuable upon the exercise thereof) for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Seller acknowledges that the issuance to Seller of the Warrant (and the shares UTI Common Stock that may be issuable upon the exercise thereof) have not been registered under the Securities Act or the securities laws of any state and will contain an appropriate restrictive legend.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         6.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole. Buyer has heretofore furnished to Seller a complete and correct copy of its charter and bylaws, as amended or restated. Buyer is not in violation of any of the provisions of its charter or any material provisions of its bylaws.

         6.2     Authority; Etc.

                 (a) Except for approval by the Board of Directors of Buyer of this Agreement and the transactions contemplated hereby, Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Buyer, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. Except for the approval of the Board of Directors of Buyer of such matters, no corporate proceedings of Buyer are necessary on the part of Buyer with respect to the execution, delivery and performance of this Agreement, the Secured Note, and the Security Agreement by Buyer. Upon approval of this Agreement by the Board of Directors of Buyer, all persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, will have been duly authorized to do so by all necessary actions on the part of Buyer. This Agreement, the Secured Note and the Security Agreement constitute, and each other agreement or instrument to be executed by Buyer hereunder, when executed and delivered by Buyer, will constitute, legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (b) Buyer has taken all necessary corporate action to permit it to issue the Warrant and has reserved for issuance, upon the exercise of the Warrant, such number of shares of UTI Common Stock as may be issuable thereunder. Such shares of UTI Common Stock will, when issued against payment of the exercise price of the

Warrant, be validly issued, fully paid and nonassessable and not subject to preemptive rights and will, when issued, be duly listed for trading on any stock exchange on which the UTI Common Stock is then listed for trading or on the Nasdaq National Market if the UTI Common Stock is listed thereon.

         6.3 SEC Documents. Buyer has provided to Seller its Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, its current reports on Form 8-K dated August 28, 1996, as amended by Amendment No. 1 thereto dated October 28, 1996, and January 27, 1997, and its proxy statement with respect to its Annual Meeting of Stockholders for 1996 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since September 30, 1996, other than as discussed in the SEC Documents, there has been no material adverse change in the business of Buyer and its subsidiaries, taken as a whole.

         6.4 No Violations. The execution and delivery of this Agreement, the Secured Note and the Security Agreement by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

                 (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

                 (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder; or

                 (c) to Buyer's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 6.4 would reasonably be expected to have a material adverse effect on Buyer's business or financial condition or the results of its operations or on its ability to perform its obligations hereunder.

         6.5 Governmental Approval. Except as set forth on Schedule 6.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery, of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         6.6 Litigation. There is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against Buyer or its subsidiaries that could reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated by this Agreement.

         6.7 No Brokers. Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer will indemnify and hold harmless Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

         6.8 Buyer M.A.E. There has been no material adverse change in the business, operations or financial condition of Buyer since September 30, 1996 (a "Buyer MAE").

         6.9 Capitalization. The authorized capital stock of Buyer consists of 10,000,000 shares of UTI Common Stock, of which as of March 5, 1997, (i) 3,602,336 shares were issued and outstanding, (ii) 0 shares were held in treasury by Buyer, (iii) 933,636 shares were reserved for issuance pursuant to outstanding options and warrants and (iv) 195,350 shares were reserved for issuance pursuant to employee benefit plans (excluding unissued shares underlying outstanding options issued pursuant to such plans). There are no voting trusts, proxies or other agreements or understandings to which Buyer is bound with respect to the voting of any shares at capital stock of Buyer. Except as set forth in this Section 6.9, there are no options, warrants or other rights, agreements, arrangements or commitments to which Buyer is a party obligating Buyer to grant, issue or sell any shares of the capital stock of Buyer. Except as set forth on Schedule 6.9 hereto, there currently are no registration rights or similar rights outstanding with respect to the Common Stock.

                                  ARTICLE VII

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Seller:

         7.1 Accuracy of Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         7.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         7.3 Officer's Certificate. Seller shall have received a certificate, dated as of the Closing Date, of the President or a Vice President of Buyer certifying as to the matters specified in Sections 7.1 and 7.2.

         7.4 Legal Opinion. Seller shall have received from Fulbright & Jaworski L.L.P., counsel for Buyer, an opinion dated the Closing Date, with respect to the due authorization, execution, delivery and enforceability of this Agreement, the Secured Note, the Warrant and the Security Agreement in customary form for such an opinion.

         7.5 Secured Note, Warrant and Security Agreement. Buyer (or its permitted designee, as the case may be) shall have executed and delivered to Seller the Secured Note, Warrant and Security Agreement.


                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

         8.1 Accuracy of Representations and Warranties. Each representation and warranty of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         8.2 Covenants and Agreements Performed. Seller shall have complied on or before the Closing Date in all material respects with each of the covenants or agreements of Seller contained in this Agreement to be performed on or before the Closing Date.

         8.3 Officer's Certificate. Buyer shall have received a certificate, dated as of the Closing Date, of the President or a Vice President of the general partner of Seller certifying as to the matters specified in Sections 8.1 and 8.2.

         8.4 Legal Opinion. Buyer shall have received from Haynes and Boone, L.L.P., counsel for Seller, an opinion dated the Closing Date, with respect to the due authorization, execution, delivery and enforceability of this Agreement and the Security Agreement and the Guaranty in customary form for such an opinion.

         8.5 Drilling Contracts. Seller shall have obtained the consents to the assignment of the Drilling Contracts, Other Contracts and Leases identified as "Consent Required Contracts" on Schedule 2.1(g)(i) and 2.1(g)(iii) on terms reasonably acceptable to Buyer.

         8.6     No Adverse Change.  There shall not have occurred any Seller
MAE.

         8.7 Financing by Buyer. Buyer shall have obtained financing acceptable to it in its sole discretion for the purchase of the Purchased Assets in an amount not less than the Cash Purchase Price and obtained approval of this Agreement by its Board of Directors.

         8.8 Partner Guaranty. Buyer shall have received from each of the partners of Seller an unconditional and continuing guaranty ("Guaranty") of the obligations of Seller hereunder in the form set forth on Exhibit D hereto.


                                   ARTICLE IX

                 COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

         Seller and Buyer hereby covenant and agree as follows:

         9.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

         9.2 Access. Between the date hereof and the Closing, Seller shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the representatives and personnel of Seller and to all Purchased Assets, including those books and records to be delivered at Closing to Buyer pursuant to Section 2.6; provided that Seller shall have the right to have a representative present at all times during any inspections, interviews and examinations conducted at or on the offices, facilities or properties of Seller or its Affiliates or representatives.

         9.3 Conduct of Business and Preservation of Assets. Until the Closing, Buyer and Seller agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Purchased Assets and Seller shall use its Best Efforts to preserve, maintain and protect the Purchased Assets and to assist in Buyer's retention of Seller's employees. From and after the date of this Agreement and until the Closing Date, without the prior express written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller will not, and Seller will not permit any of its Affiliates to: (i) make any material change in the conduct of the ongoing operation of the Rigs taken as a whole, (ii) enter into any new drilling contracts with respect to the Rigs or enter into any other contracts or agreements with respect to the Rigs other than in the ordinary course of business, or amend, in any respect adverse to Seller or Buyer, any Drilling Contract, Other Contract or Lease, (iii) transfer, sell or otherwise convey or dispose of any of the Rigs or Inventory (other than the utilization of the Inventory in the ordinary course of operating the Rigs consistent with past practice), (iv) enter into any Other Contract that would obligate the Buyer in any respect after the Closing, (v) waive any material rights under any Drilling Contract or Other Contract, (vi) move any Rig to a different geographic region or (vii) commit itself to do any of the foregoing.

         9.4 Litigation. Until the Closing, Seller will promptly notify Buyer of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Seller which relates to or affects the Purchased Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Seller of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Buyer which relates to and materially and adversely affects this Agreement or the transactions contemplated hereby.

         9.5 Certain Taxes. Buyer shall be liable for and shall pay all sales, use, transfer, stamp, recording, value added or similar Taxes and assessments resulting from the consummation of the transactions contemplated hereby, and Buyer and Seller agree to cooperate to obtain all available exemptions from such Taxes. All ad valorem taxes, property and similar Taxes ("Property Taxes") for all periods up to and including the Closing Date shall be the obligations of Seller and for all periods following the Closing Date shall be the obligation of Buyer. All Property Taxes relating to periods prior to the Closing that have been assessed prior to Closing and that are not then being diligently contested in good faith by appropriate proceedings shall be paid by Seller prior to the Closing. Seller shall promptly pay from time to time its share of all Property Taxes to Buyer upon Buyer's request accompanied by appropriate documentation that such Property Taxes are due and payable, prorated as of the Closing Date at the value of the property as of December 31, 1996. Buyer agrees to pay such amounts on behalf of Seller and to indemnify Seller with respect to any Claims (as defined in Section 11.2) for such Property Taxes if Seller shall have paid to Buyer Seller's pro rata share thereof, if any. Seller and Buyer agree to cooperate with each other in order to reduce the amount of Taxes or other assessments imposed on or charged to Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional Taxes, liabilities or expenses.

         9.6 Actions with Respect to Closing. Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to Seller set forth in Article VIII as soon as practicable. Buyer will use its Best Efforts to obtain and to cause each Buyer Designee to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in
Article VII as soon as practicable.

         9.7 Public Statements. Prior to making any news release or other announcement concerning the transactions contemplated hereby, Buyer and Seller shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

         9.8 Continued Effectiveness of Representations and Warranties. Seller and Buyer shall each use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Seller and Buyer shall each advise the other promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date that would cause the representations and warranties made by it herein to become untrue in any material respect. Nothing contained in this Section 9.9 shall be construed as being inconsistent with or in derogation of Sections 11.1 or 11.5.

         9.9 Performance Bonds. If Seller has posted a performance or other similar bond or letter of credit in connection with Seller's ownership or operation of the Rigs or its performance under a Drilling Contract, Buyer and Seller shall cooperate with each other in order (i) for Seller to obtain the release of any such bond and (ii) to the extent required, for Buyer to obtain at Buyer's sole cost a substitute bond or letter of credit or to assume Seller's existing bond. Buyer shall reimburse Seller for all costs incurred by Seller as a result of Seller's leaving a performance or similar bond or letter of credit in place after the Closing Date in order to permit Buyer to operate the Purchased Assets after the Closing Date.

         9.10    Action of Buyer Regarding Financing and Financial Statements.

                 (a) Buyer agrees to use reasonable efforts to secure financing for the payment of the Cash Purchase Price.

                 (b) Seller agrees to cooperate with Buyer and to assist Buyer's outside auditors in the preparation of any financial statements relating to the Purchased Assets and Seller that may be reasonably requested by Buyer for filing with the United States Securities and Exchange Commission in connection with any filings that may be made by Buyer under the Securities Act of 1933 (the "Securities Act") or the Exchange Act. Such financial statements shall consist of (i) such audited balance sheets and audited statements of operations, cash flows and changes in equity together with the notes thereon and (ii) such unaudited interim balance sheet and unaudited interim statements of operations, cash flows and changes in equity, if any, in each case as Buyer shall reasonably deem to be required by Buyer. Buyer will reimburse Seller, within 30 days of receipt of an invoice presented by Seller, for any additional cash out-of-pocket expenses incurred as a result of Seller's performance of its obligations under this Section 9.11(b).

         9.11    Employee Matters.

                 (a) Buyer agrees to offer employment to all of Seller's employees whose work is primarily associated with the Purchased Assets (other than those set forth on Exhibit E). In that regard, Buyer shall have the right to interview Seller's employees at any time after the execution of this Agreement. Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third-party beneficiary rights respecting any of Seller's employees or further employees as a result of the provisions herein and specifically hereby negate any such intention. With respect to those employees who accept employment with the Buyer after the Closing Date,
(i) Buyer agrees to offer such employees substantially similar benefits as those offered by Buyer to its existing employees employed in substantially similar capacities, (ii) service with Seller shall be counted for purposes of determining eligibility for participation and vesting in all health and welfare rights provided under benefit programs of Buyer, (iii) any amounts previously expended by such employees for purposes of satisfying deductibles, co-payments and out-of- pocket expenses under the Seller's medical or dental plans in the current plan year shall be credited for purposes of satisfying any such requirements under Buyer's similar plans, if any; (iv) service with the Seller shall be counted for purposes of determining continuous service and eligibility for safety awards and for purposes of determining priorities with respect to any reduction-in-force, layoff and recall rights whenever Buyer would normally consider such service for other employees of Buyer; (v) Buyer shall credit to such employees all accrued vacation and sick time as of the Closing Date; and
(vi) any life, medical and disability plans maintained by Buyer immediately after the Closing shall not exclude any former employee of Seller transferred thereto, from eligibility, or deny or reject benefits from such employee, due to any pre-existing condition (except for such persons who have been or would have been denied eligibility, or denied or rejected benefits, under any corresponding plan maintained by the Seller prior to the Closing Date).

                 (b) Buyer shall provide, with respect to any Seller employee who is hired by Buyer in connection with the transactions contemplated hereby and is subsequently terminated by Buyer for any reason, health plan continuation coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Section 601 through 608 of ERISA.

                 (c) With respect to any Seller employees who are terminated by Buyer within six months of the Closing Date, Buyer shall be solely responsible for any and all termination or severance payments, benefits or settlements with respect to such termination, and shall indemnify and defend Seller from any claim or litigation brought by such employees.

                                   ARTICLE X

                                  TERMINATION

         10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a)      by mutual written consent of Buyer and Seller;

                 (b) by Buyer, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

                 (c)      by Buyer, if

                 (i) the Closing shall not have occurred by April 15, 1997 (provided that the right to terminate this Agreement under this clause
         (i) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of any warranty hereunder has been the sole cause thereof); or

                 (ii) there has been a material breach by Seller of any covenant or agreement, or a material inaccuracy of any representation or warranty of Seller, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by Seller within ten Business Days after Seller's receipt of notice thereof from Buyer, or waived by Buyer; or

                 (iii) there shall occur an event which results in or would reasonably be expected to result in a Seller MAE.

                 (d)      by Seller, if

                 (i) the Closing shall not have occurred by April 15, 1997 (provided that the right to terminate this Agreement under this clause
         (i) shall not be available to Seller if Seller's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of any warranty hereunder has been the sole cause thereof);

                 (ii) there has been a material breach by Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such breach or inaccuracy has not been cured by Buyer within ten Business Days after Buyer's receipt of notice thereof from any Seller, or waived by Seller; or

                 (iii) there shall occur an event which results in or would be reasonably expected to result in a Buyer MAE.

         10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 by Buyer or Seller, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Buyer or Seller or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this Section 10.2 and in Article XI and Sections 5.13, 6.7, 9.1,
10.3 and 10.4 shall survive the termination hereof.  Nothing contained in this
Section 10.2 shall relieve any party from liability for damages actually incurred (excluding consequential damages) for breach of any covenant or agreement, or for the inaccuracy of any representation or warranty, contained herein.

         10.3 Liquidated Damages. Notwithstanding any other provision of this Agreement, if Buyer has not satisfied the condition set forth in Section
8.7 and, as a result thereof, this Agreement is terminated by Seller pursuant to Section 10.1(d)(i), then, unless Buyer is then entitled to terminate this Agreement pursuant to Sections 10.1(c)(ii) or 10.1(c)(iii), Seller shall be entitled to keep the Deposit and to receive an additional $500,000 in immediately available funds as liquidated damages and not as a penalty. Upon payment of such liquidated damages to Seller, Buyer shall have no other liability whatsoever to Seller under this Agreement, except for liability based on the breach by Buyer of any covenant or agreement contained herein or the inaccuracy of any representation or warranty made by Buyer herein, which breach or inaccuracy is unrelated to the inability of Buyer to obtain the financing contemplated by Section 8.7.

         10.4 Return of Deposit. In the event this Agreement is terminated by Buyer pursuant to Sections 10.1(a), 10.1(c)(ii) or 10.1(c)(iii), Seller shall immediately return to Buyer within two business days following such termination in immediate available funds the full amount of the Deposit.


                                   ARTICLE XI

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
             WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

         11.1 Scope of Representations of Seller. Except as and to the extent set forth in this Agreement, the Deeds and the other documents, agreements and instruments delivered in connection with the Agreement, Seller makes no other representations or warranties, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, THE DEEDS AND THE OTHER DOCUMENTS, AGREEMENTS AND INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO

THE MAINTENANCE, REPAIR, CONDITION, DESIGN, WORKMANSHIP, SUITABILITY, UTILITY OR MARKETABILITY OF THE RIGS OR OTHER PURCHASED ASSETS OR ANY PORTION THEREOF OR PROPERTY THEREON OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AGENTS, CONSULTANTS OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND SELLER THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL OBTAIN RIGHTS IN THE PURCHASED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS."

         11.2 Indemnification by Seller. Seller agrees to indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively, "Claims") sustained by Buyer or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Seller contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, (ii) the ownership, management or use of the Purchased Assets prior to the Closing or (iii) any Retained Liabilities; except, that Seller shall have no liability pursuant to this Section 11.2 for the first $150,000 of aggregate Claims in respect of breaches of representations or warranties by Seller (the "Buyer Basket") and Seller shall be responsible only for such amounts of such Claims as exceed the Buyer Basket; provided however, (i) such limitation shall not apply if such claims arise from a breach of any representations and warranties set forth in Sections 5.2, 5.4, 5.5, 5.11, 5.13 and (ii) except for claims that arise from a breach of any representations and warranties set forth in Sections 5.2, 5.4, 5.5, 5.11, 5.13, which shall not be limited, the liability of Seller for its representations and warranties shall not exceed $9,000,000 in the aggregate. For purposes of the above indemnity, any representation or warranty given subject to a materiality qualifier shall be deemed to have been given without such qualifier.

         11.3 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any and all losses, liabilities, Claims sustained by Seller or any of its Affiliates based upon, arising out of or otherwise in respect of (i) the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, of Buyer contained in this Agreement or in any certificate, agreement, document or instrument delivered pursuant to this Agreement, or (ii) the ownership, management or use of the Purchased Assets after the Closing (including the matters referred to in the last sentence of Section 2.5), unless and to the extent that such Claim arises solely from any action of Seller or any of its Affiliates after the Closing; provided, however, that Buyer shall have no liability pursuant to this Section 11.3 for the first $150,000 of aggregate Claims in respect of breaches of representations and warranties of Buyer (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket. For purposes of the above indemnity, any representation or warranty given subject to a materiality qualifier, including an exception for those matters that would not have a Seller MAE, shall be deemed to have been given without such qualifier.

         11.4 Indemnification Procedure. Any party seeking information or reimbursement for Claims hereunder (the "Indemnified Party") shall as promptly as practicable notify the party from which such indemnification is sought (the "Indemnifying Party") upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder; provided, however, that the failure of an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such Claim except to the extent the Indemnifying Party is actually prejudiced or damaged by the failure to receive timely notice. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder. Notwithstanding the right of an Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder and the settlement is solely for cash or (ii) the Indemnifying Party shall have declined so to participate.

         11.5 Survival. The representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of three years following the Closing Date (except that the representations and warranties set forth in Sections 5.2, 5.4, 5.5, 5.11 and 5.13 shall survive the Closing Date without limitation) (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 11 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 11 hereof within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

         11.6 Limitation of Remedies. The indemnification obligations of Buyer and Seller set forth in this Agreement, including in this Article XI, shall be limited to indemnification for actual damages suffered and shall not include incidental, consequential, special or indirect damages; provided, however, that any such incidental, consequential, special or indirect damages recovered by a third party against a party entitled to indemnity under this Agreement shall be included in the damages recoverable pursuant to the indemnities herein.

         11.7 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 11.2 OR
11.3 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

         11.8 Exclusive Rights and Remedies. The rights and remedies provided in this Article XI shall be the exclusive rights and remedies, contractual or otherwise, of the indemnified persons with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement.


                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

         If to Buyer:

                 UTI Energy Corp.
                 485 Devon Park Drive, Suite 112
                 Wayne, PA 19087
                 Telephone:       610-971-9600
                 Facsimile:       610-964-0141
                 Attention:       President
         with a copy to:

                 Curtis W. Huff
                 Fulbright & Jaworski L.L.P.
                 1301 McKinney Street, Suite 5100
                 Houston, Texas  77010-3095
                 Facsimile:       713-651-5246

         If to Seller to:

                 Southland Drilling Company, Ltd.
                 2925 Briarpark
                 Houston, Texas  77042
                 Facsimile:       713-706-4351
                 Attention:       Mr. Neil E. Hanson

         with a copy to:

                 Marc Folladori
                 Haynes and Boone, L.L.P.
                 1000 Louisiana, Suite 4300
                 Houston, Texas 77002
                 Facsimile:       713-547-2300


         Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or
(iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

         12.2 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         12.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this

Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         12.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

         12.5    Binding Effect; Assignment.

                 (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                 (b) Buyer may upon notice to Seller direct that title to all or part of the Purchased Assets be taken in one or more of Buyer's wholly-owned subsidiaries (direct or indirect) (a "Buyer Designee") and that the Buyer Designee execute and deliver to Seller the Secured Note (which also shall be executed by Buyer) and the Security Agreement; provided, no such designation shall relieve Buyer of any of its other duties, liabilities or obligations hereunder.

         12.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         12.7 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         12.8 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         12.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         12.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.





                         (SIGNATURES ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                UTI ENERGY CORP.



                                By  /s/ Vaughn E. Drum
                                  ----------------------------------------
                                Name:  Vaughn E. Drum
                                Title:  President



                                SOUTHLAND DRILLING COMPANY

                                BY:    Southland Minerals Company, its
                                         General Partner


                                By  /s/ Neil Hanson
                                  ----------------------------------------
                                Name:  Neil Hanson
                                Title:  President

                                                                       EXHIBIT A

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE PRINCIPAL AMOUNT OF, AND ACCRUED INTEREST ON (INCLUDING, WITHOUT LIMITATION, ANY INTEREST WHICH ACCRUES AFTER THE COMMENCEMENT OF ANY CAUSE, PROCEEDING OR OTHER ACTION RELATING TO THE BANKRUPTCY, INSOLVENCY OR REORGANIZATION OF THE MAKER (HEREINAFTER DEFINED)), ANY PROMISSORY NOTE OR NOTES OR GUARANTEES OF THE MAKER OUTSTANDING FROM TIME TO TIME UNDER MAKER'S SENIOR CREDIT FACILITIES (AS DEFINED IN THAT CERTAIN SECURITY AGREEMENT DATED OF EVEN DATE HEREWITH BY AND BETWEEN PAYEE AND MAKER).



                          SUBORDINATED PROMISSORY NOTE


$13,000,000.00              Houston, Texas                _____________, 1997


        FOR VALUE RECEIVED, the undersigned, UTI Energy Corp., a Delaware corporation ("Maker"), hereby promises to pay to the order of Southland Drilling Company, Ltd. (the "Payee"), at ______________________, Houston, Texas ______, on or before ____________, 1998 (the "Maturity Date"), in lawful money of the United States of America, the principal amount of THIRTEEN MILLION AND NO/100 DOLLARS ($13,000,000.00), which principal amount shall be reduced by an amount equal to 50% of any Negative Working Capital Adjustment pursuant to
Section 3.2(b) of the above-referenced Asset Purchase Agreement, together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), in like money, at said office, at a rate per annum equal to 10%.

        All past due principal of and interest on this Note shall bear interest from the due date thereof (whether by acceleration or otherwise) until paid at a per annum rate equal to 12%.

        The outstanding principal balance of this Note, together with the accrued and unpaid interest thereon, shall be due and payable on the Maturity Date (or, if not a Business Day, the first Business Day thereafter). If the Maker completes a registered public offering of its common stock, $.001 par value (other than an offering pursuant to an employee benefit plan or in connection with a merger or acquisition), Maker will, within five Business Days, apply the net proceeds received therefrom to prepay the principal amount outstanding hereunder, together with all unpaid accrued interest thereon prior to application of any net proceeds of such offering (i.e. after payment of expenses related to the offering and underwriter's discounts and commissions) toward any other obligation for any other purposes.

        The foregoing notwithstanding, all unpaid accrued interest on this Note, and the outstanding unpaid principal balance hereof, shall be immediately due and payable in full upon the maturity of the principal of this Note, whether by acceleration or otherwise. "Business Day" shall mean any day on which banks are open for general banking business in the State of Texas, other than on Saturday, Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

        Maker shall have the right and privilege of prepaying this Note, in whole or in part, at any time or from time to time without premium or penalty or notice to the holder hereof. All amounts prepaid shall be applied first to earned, accrued and unpaid interest and the balance, if any, shall be applied to the payment of principal.

        If any one of the following events shall occur and be continuing (an "Event of Default"):

                (a) Maker shall fail to pay timely when due, the principal of, or accrued unpaid interest on, this Note; or

                (b)(i) Default shall be made in the due observance or performance of, or compliance with, any of the covenants or agreements contained herein or (ii) the occurrence of any event or circumstance which constitutes an "event of default" under any security agreement or other instrument securing payment hereof, which shall remain uncured for 20 days after notice to Maker; or

                (c) Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or of all or a substantial part of its property, or (ii) generally fail to pay its debts as they come due in the ordinary course of business, or
        (iii) commence, or file an answer admitting the material allegations of or consenting to, or default in a petition filed against it in, any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to have an order for relief entered with respect to it under the federal Bankruptcy Code 11 USC Section 101 et. seq., or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or the similar relief with respect to it or its debt; or

                (d) A receiver, conservator, liquidator, custodian or trustee of Maker or any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or Maker obtains an order for relief under the federal Bankruptcy Code 11 USC Section 101 et. seq.; or any of the property of Maker is sequestered by court order; or a petition is filed or a proceeding is commenced against Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, which remains unstayed and in effect for 60 consecutive days, then the Payee, at its option, may declare the unpaid principal portion of this Note to be forthwith due and payable, whereupon the said portion of this Note and all accrued, earned and unpaid interest shall become immediately due and payable by Maker without demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Maker, or any other person liable hereon or with respect hereto, all of which are hereby expressly waived by Maker and each other person liable hereon or with respect hereto, anything contained herein or in any other documents or instruments to the contrary notwithstanding; and upon the happening of any Event of Default referred to in paragraphs (c) or (d), the unpaid principal portion of this Note and all other interest on this Note then accrued, earned and unpaid shall become automatically due and payable by Maker without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Maker or any other person liable hereon or with respect hereto, all of which are expressly waived by Maker and each other Person liable hereon or with respect hereto, anything contained herein or in any document or instrument to the contrary notwithstanding.

        This Note is secured by all security agreements, collateral assignments and lien instruments executed by the Maker in favor of Payee, or executed by any other party as security for this Note, including without limitation, that certain security agreement(s) of even date herewith by Maker in favor of Payee.

        THIS NOTE IS EXPRESSLY SUBJECT TO AND IN THE EVENT OF CONFLICT WITH, SHALL BE GOVERNED BY, ARTICLE VI OF THAT CERTAIN SECURITY AGREEMENT DATED OF EVEN DATE HEREWITH ("Article VI") AMONG MAKER AND PAYEE AS THE SAME SHALL BE AMENDED, MODIFIED AND/OR SUPPLEMENTED FROM TIME TO TIME.

        This Note shall be governed by and construed in accordance with the internal laws of the State of Texas and applicable federal laws of the United States of America. This Note has been delivered and accepted and is payable at Houston, Texas.

        EXECUTED AND EFFECTIVE as of the day and year first above written.

                               MAKER:
                               -----

                               UTI ENERGY CORP.


                               By:
                                  -------------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                         ------------------------------------

                                                                       EXHIBIT B

                               SECURITY AGREEMENT



        THIS SECURITY AGREEMENT is made and entered into as of this ___ day of ___________, 1997, by UTI Energy Corp., a Delaware corporation, with its chief place of business office located at 485 Devon Park Drive, Suite 112, Wayne, Pennsylvania 19087 (hereinafter called "Debtor"), in favor of Southland Drilling Company, Ltd., a Texas limited partnership, located at _________________ (hereinafter called "Secured Party").

                                  WITNESSETH:

        WHEREAS, pursuant to the terms and conditions of an Asset Purchase Agreement dated ____________, 1997, by and between Debtor and Secured Party (the "Purchase Agreement"), Debtor executed a Subordinated Promissory Note in favor of Secured Party dated of even date herewith (as the same may be amended, renewed, extended, supplemented or replaced from time to time, the "Subordinated Note");

        WHEREAS, Secured Party has conditioned its obligations under the Purchase Agreement upon the execution and delivery by Debtor of this Security Agreement, and Debtor has agreed to enter into this Security Agreement;

        WHEREAS, Secured Party is indebted to the Senior Lenders (as such term is hereinafter defined) for the payment of Senior Obligations (as such term is hereinafter defined); and

        WHEREAS, Secured Party agrees that the liens granted hereunder and Secured Party's rights under this Security Agreement shall be subordinate to the rights of the Senior Lenders with respect to the Senior Obligations;

        NOW, THEREFORE, in consideration of the premises and the agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

                                   ARTICLE I

                                 GENERAL TERMS

        Section 1.01 Certain Definitions. As used in this Security Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

                  "Borrower" shall mean FWA Drilling Company, Inc., International Petroleum Service Company, Triad Drilling Company, Universal Well Services, Inc. and USC Incorporated.

                  "Code" shall mean the Uniform Commercial Code as presently in effect in the State of Texas.

                  "Collateral" shall mean all property, including without limitation cash or other proceeds, in which Secured Party shall have a security interest pursuant to this Security Agreement.





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
                  "Default" shall mean the occurrence of any of the events specified herein or in the Subordinated Note, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

                  "Event of Default" shall mean the occurrence of any of the events specified herein or in the Note, provided that any requirement for notice or lapse of time or other condition precedent has been satisfied.

                  "Guarantors" shall mean Utico, Inc. and Debtor.

                  "Indebtedness" shall mean all obligations and liabilities of any kind owed or to be owed, whether now or hereafter arising and however evidenced, by Debtor to Secured Party.

                  "Obligors" shall mean the Borrowers and the Guarantors.

                  "Security Agreement" shall mean this Security Agreement, as the same may from time to time be amended or supplemented.

                  "Security Instruments" shall mean the Subordinated Note and all documents executed in connection therewith.

                  "Senior Credit Agreements" shall mean those agreements entered into between Debtor and the Secured Lenders pursuant to which Debtor finances the purchase of the Collateral from Secured Party.

                  "Senior Lenders" shall mean those persons, financial institutions or other entities who provide purchase money financing to Debtor to purchase the Collateral from Secured Party.

                  "Senior Obligations" shall mean (i) the principal amount of, and accrued interest on (including, without limitation, any interest which accrues after the commencement of any cause, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower), any promissory note or notes or guarantees of the Debtor or any Borrower outstanding from time to time under the Senior Credit Agreements and (ii) all other indebtedness and liabilities of the Debtor or any Borrower to any Senior Lender now existing or hereafter incurred or created under the Senior Credit Agreements or in connection with any letter of credit issued pursuant to the Senior Credit Agreements, and (iii) all other indebtedness, obligations and liabilities of the Debtor or any Borrower to any Senior Lender or any of its affiliates now existing or hereafter incurred or created.

                  "Subordinated Obligations" shall mean (i) the principal amount of, and accrued interest on (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Borrower), the Subordinated Note, including any and all renewals, extensions for any period or rearrangements thereof, any out-of-pocket costs, expenses and reasonable attorney's fees and collection expenses in accordance with this Security Agreement and/or the Subordinated Note, and (ii) all other indebtedness, obligations and liabilities of the Debtor to the Secured Party now existing or hereafter incurred or created under the Subordinated Note.

        Section 1.02 Terms Defined in Code. All terms used herein which are defined in the Code shall have the same meaning herein unless the context otherwise requires.





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

                                   ARTICLE II

                               SECURITY INTEREST

        Section 2.01 Grant of Security Interest. Debtor hereby grants to Secured Party a security interest in, and a general lien upon, all of the property described more fully on Exhibit A attached hereto ("Equipment") including the proceeds, products, additions to, substitutions for and accessions of any and all of said Equipment (collectively the "Collateral").

        Section 2.02 Obligations Secured. The security interest in and general lien upon the Collateral is granted to secure the performance of Subordinated Obligations.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        In order to induce Secured Party to accept this Security Agreement, Debtor represents and warrants to Secured Party (which representations and warranties will survive the creation of the Indebtedness and any extension of credit thereunder) that:

        Section 3.01 Ownership and Liens. Except for the security interest of Secured Party granted in this Security Agreement and the security interests in favor of the Senior Lenders, Debtor owns the Collateral, free and clear of any other liens or security interests other than liens which arise by operation of law or with respect to taxes, assessments or other governmental charges and which, in any case, are not yet due or are being contested by Debtor in good faith by appropriate proceedings diligently pursued. Debtor has full right, power and authority to grant to Secured Party a security interest in and to the Collateral in the manner provided herein, free and clear of any other liens, security interests, adverse claims, and options (other than as provided for above or as described herein). Debtor has the right to grant the security interest purported to be granted under this Security Agreement. The Collateral is not subject to the interest of any third person, except in favor of the Senior Lenders, and Debtor will defend the Collateral and its proceeds against the claims and demands of all third persons except as otherwise permitted hereby.

        Section 3.02 Secured Party's Security Interest. This Security Agreement creates a valid and binding security interest in the Collateral securing the Subordinated Obligations, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights generally.


                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

        Without the prior written consent of Secured Party, Debtor will at all times comply with the covenants contained in this Article IV, from the date hereof and for so long as any part of the Indebtedness is outstanding.

        Section 4.01 Title; Prohibited Liens and Filings. Except as otherwise permitted herein, Debtor agrees to protect the title to the Collateral and to defend the same against all claims and demands of all persons or entities claiming any interest therein adverse to Secured Party. Except with respect to the liens and security interests of Senior Lenders permitted hereby, Debtor will not pledge, mortgage, encumber, create, or suffer a lien to exist on any of the Collateral, or sell, assign or otherwise transfer or dispose of (collectively called "Transfer") any of the Collateral to or in favor of any person or entity other than Secured Party, except that Debtor may sell, assign or transfer any Collateral to any affiliate of Borrower provided that (i) Secured Party's security interest in the Collateral continues as a first priority security interest therein, (ii) such affiliate agrees, in writing, to be bound by the terms of this Security Agreement with respect to such Collateral and evidence of such agreement is provided to Secured Party and
(iii) Debtor and such assignee execute all financing statement amendments and other documents or filings required by Secured Party to evidence the continued perfection of Secured Party's security interests in the Collateral. Debtor will not file or execute or permit to be filed or recorded any financing statement or other security instrument with respect to the Collateral other than in favor of Secured Party and any Senior Lender. All filings and other actions now or hereafter necessary or reasonably desirable by Secured Party on the part of Debtor to perfect or protect such security interest will be taken by Debtor upon request of Secured Party.

        Section 4.02 Taxes. Debtor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral.

        Section 4.03 Inspection of Collateral. Secured Party may from time to time, upon request and during regular business hours, inspect the Collateral.

        Section 4.04 Expenses. Debtor agrees to pay to Secured Party at Secured Party's offices, all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by Secured Party in connection with protecting Secured Party against the claims or interests of any person against the Collateral (except claims or interests of the Senior Lenders and except to the extent such claims or interests relate to events occurring prior to the consummation of the transactions contemplated by the Purchase Agreement), and in exercising any right, power or remedy conferred by this Security Agreement or by law or in equity. The amount of all such costs and expenses shall be due and payable by Debtor to Secured Party upon submission of documentation evidencing such payment or incurrence by Secured Party.

        Section 4.05 Transfer of Location. No part of the Collateral shall be moved outside the states of Texas, Louisiana, New Mexico or Oklahoma unless Debtor gives written notice of such move, and no part of the Collateral shall be moved outside the 48 contiguous states of the United States without the prior written consent of Secured Party. Each such notice shall include specific legal descriptions to enable the parties to maintain the Secured Party's security interest in such Collateral following such move and shall identify the approximate date upon which the move will occur and the method of transportation. Debtor shall be responsible to ensure that the Collateral that is being moved is insured from any loss during transportation and at the new location. Debtor agrees to timely execute and deliver additional UCC financing statements or other documents that Secured Party may reasonably request as to any of the Collateral which is moved during the term of this Security Agreement to ensure continued perfection of Secured Party's security interest in such Collateral.

        Section 4.06 Maintenance of Collateral Generally. Debtor will maintain the Collateral in good repair, condition and working order and shall use reasonable care to prevent the Collateral from being damaged or depreciated, ordinary wear and tear excepted. Should the Collateral, or any part thereof, ever be converted in any manner into another type of property, then all such property shall become part of the Collateral. Debtor shall keep the Collateral free from any lien, attachment, security interest, sequestration, encumbrance or any other legal or equitable process, or any encumbrance of any encumbrance of any kind or character, except only for the liens created in favor of the Senior Lenders and except for liens for taxes,





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
assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like persons or entities arising by operation of law in the ordinary course of business for sums that are not yet due and payable, and liens the enforcement of which are, at all times, effectively and fully stayed and are being contested in good faith by appropriate proceedings diligently conducted, and so long as the collateral is not subject to forfeiture or foreclosure and Secured Party's lien is not subject to loss of priority. Debtor shall promptly notify Secured Party of any lien, claim, action or proceeding affecting title to the Collateral, or any part thereof, or the security interests therein or priority of the Secured Party's security interest therein.

        Section 4.07 Further Assurances. Debtor will, from time to time, sign, execute, deliver and file, alone or with the Secured Party, any financing statements, security agreements or other documents and take all further action that may be reasonably requested by Secured Party by way of further assurance to Secured Party of the matters and things herein provided for.


                                   ARTICLE V

                          RIGHTS, REMEDIES AND DEFAULT

        Section 5.01 With Respect to Collateral. Notwithstanding any provision contained in this Article V, all obligations and requirements of Debtor and all rights of Debtor set forth herein, are subject to, subordinate and inferior to, but only to, the liens created in favor of the Senior Lenders. Subject to Article VI hereof, during the continuance of any Event of Default as hereinafter defined, Secured Party is hereby fully authorized and empowered (without the necessity of any further consent or authorization from Debtor) and the right is expressly granted to Secured Party, and Debtor hereby constitutes, appoints and makes Secured Party as Debtor's true and lawful attorney-in- fact and agent for Debtor and in Debtor's name, place and stead with full power of substitution, in Secured Party's name or Debtor's name or otherwise, for Secured Party's sole use and benefit, but at Debtor's cost and expenses, to exercise, without notice, all or any of the following powers at any time with respect to all or any of the Collateral:

                  (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due by virtue thereof and otherwise deal with proceeds;

                  (b) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, documents and other negotiable and non-negotiable instruments and chattel paper taken or received by Secured Party in connection therewith;

                  (c) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

                  (d) to deal in or with the Collateral or the proceeds or avails thereof or the relative goods, as fully and effectively as if Secured Party were the absolute owner thereof; and

                  (e) to extend the time of payment of any or all thereof and to grant waivers and make any allowance or other adjustment with reference thereto;

provided, however, Secured Party shall be under no obligation or duty to exercise any of the powers hereby conferred upon it and shall be without liability for any act or failure to act in connection with the protection of, or the preservation of any rights under, any of the Collateral.

        Section 5.02 Default, Events. Any of the following events shall be considered an "Event of Default" under this Security Agreement:

                  (a) default is made in the payment when due of any of the Subordinated Obligations;

                  (b) any representation or warranty of Debtor herein is determined to be false or misleading;

                  (c) an "event of default" as defined in the Subordinated Note; or

                  (d)     a default under the Senior Credit Agreements.

        Section 5.03 Default Remedies. Subject to Article VI hereof, and upon the happening and during the continuance of any Event of Default, Secured Party may then, or at any time thereafter and from time to time, apply, collect, sell in one or more sales, lease, or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Secured Party may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any brokers' board or securities exchange, either for cash or upon credit or for future delivery, at such price as Secured Party may deem fair, and Secured Party may be the purchaser of any or all Collateral so sold and may hold the same thereafter in its own right free from any claim of Debtor or right of redemption. No such purchase or holding by Secured Party shall be deemed a retention by Secured Party in satisfaction of the Subordinated Obligations. All demands, notices and advertisements, and the presentment of property at sale are hereby waived. If, notwithstanding the foregoing provisions, any applicable provision of the Code or other law requires Secured Party to give reasonable notice of any such sale or disposition or other action, Debtor hereby agrees ten days' prior written notice shall constitute reasonable notice. Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place designated by Secured Party which is reasonably convenient to Secured Party and Debtor. Any sale hereunder may be conducted by an auctioneer or any officer or agent of Secured Party.

        Section 5.04 Proceeds. Subject to Article VI hereof, after the happening of any Event of Default, the proceeds of any sale or other disposition of the Collateral and all sums received or collected by Secured Party from or on account of the Collateral shall be applied by Secured Party in the manner set forth in Section 9.504 of the Code.

        Section 5.05 Deficiency. Except in a case where under applicable law Secured Party is deemed to have accepted the Collateral in satisfaction of the Subordinated Obligations, Debtor shall remain liable to Secured Party for any unpaid Indebtedness, advances, costs, charges and expenses, together with interest thereon and shall pay the same immediately to Secured Party at Secured Party's offices.

        Section 5.06 Secured Party's Duties. The powers conferred upon Secured Party by this Security Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Secured Party shall be under no duty whatsoever to make or give any presentment, demand for performance, notice of nonperformance, protest, notice of protest, notice of dishonor, or other notice or demand in connection with any Collateral or the Subordinated Obligations, or to take any steps necessary to preserve any rights against prior parties. Secured Party shall not be liable for failure to collect or realize upon any or all of the Subordinated Obligations or Collateral, or for any delay in so doing, nor shall Secured Party be under any duty to take any action whatsoever with regard thereto. Secured Party shall use reasonable care in the custody and preservation of any Collateral in its possession but need not take any steps to keep the Collateral identifiable. Secured Party shall have no duty to comply with any recording, filing, or other legal requirements necessary to establish or maintain the validity, priority or enforceability of, or Secured Party's rights in or to, any of the Collateral.

        Section 5.07 Secured Party's Actions. Debtor waives any right to require Secured Party to proceed against any person, exhaust any Collateral, or pursue any other remedy in Secured Party's power; waives any and all notice of acceptance of this Security Agreement or of creation, modification, rearrangement, renewal or extension for any period of any of the Subordinated Obligations from time to time.

        Section 5.08 Transfer of Indebtedness and Collateral. Upon any transfer of the Subordinated Obligations, Secured Party may transfer any or all of the Collateral and shall be fully discharged thereafter from all liability with respect to the Collateral so transferred, and the transferee shall be vested with all rights, powers and remedies of Secured Party hereunder with respect to Collateral so transferred; but with respect to any Collateral not so transferred Secured Party shall retain all rights, powers and remedies hereby given. Secured Party may at any time deliver any or all of the Collateral to Debtor whose receipt shall be a complete and full acquittance for the Collateral so delivered, and Secured Party shall thereafter be discharged from any liability therefor.

        Section 5.09 Cumulative Security. The execution and delivery of this Security Agreement in no manner shall impair or affect any other security (by endorsement or otherwise) for the Subordinated Obligations. No security taken hereafter as security for the Subordinated Obligations shall impair in any manner or affect this Security Agreement. All such present and future additional security is to be considered as cumulative security.

        Section 5.10 Continuing Agreement. This is a continuing Security Agreement and the grant of a security interest hereunder shall remain in full force and effect and all the rights, powers and remedies of Secured Party hereunder shall continue to exist until the Subordinated Obligations are paid in full.

        Section 5.11 Cumulative Rights. The rights, powers and remedies of Secured Party hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of any other rights, powers and remedies of Secured Party. Furthermore, regardless of whether or not the Code is in effect in the jurisdiction where such rights, powers and remedies are asserted, Secured Party shall have the rights, powers and remedies of a secured party under the Code.

        Section 5.12 Exercise of Rights, Etc. Time shall be of the essence for the performance of any act under this Security Agreement or the Subordinated Obligations by Debtor, but neither Secured Party's acceptance of partial or delinquent payments nor any forbearance, failure or delay by Secured Party in exercising any right, power or remedy shall be deemed a waiver of any obligation of Debtor or of any right, power or remedy of Secured Party or preclude any other or further exercise thereof; and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.





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        Section 5.13      Remedy and Waiver.  Secured Party may remedy any
Default without waiving the Default remedied and may waive any Default without waiving any prior or subsequent Default.

        Section 5.14 Non-Judicial Remedies. Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and Debtor expressly waives, renounces and knowingly relinquishes any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process. In so providing for non-judicial remedies, Debtor recognizes and concedes that such remedies are consistent with the usage of the trade, are responsive to commercial necessity, and are the result of bargain at arm's length. Nothing herein is intended to prevent Secured Party or Debtor from resorting to judicial process at either party's option.


                                   ARTICLE VI

                            SUBORDINATION PROVISIONS

        Section 6.1 (a) Subordinate to Senior Obligations. Secured Party agrees that the Subordinated Obligations are expressly subordinate and junior in right of payment to all Senior Obligations. "Subordinate and junior in right of payment" shall mean that:

                  (i) No part of the Subordinated Obligations shall have any claim to the assets of the Debtor on a parity with or prior to the claim of the Senior Obligations. Unless and until the Senior Obligations shall have been fully paid and satisfied, Secured Party will not, without the express prior written consent of the Senior Lenders, take, demand or receive, and the Debtor will not make, give or permit, directly or indirectly, by set- off, redemption, purchase or in any other manner, any payment or security for the whole or any part of the Subordinated Obligations, provided, that, so long as a Default or Event of Default shall not have occurred and then be continuing and would not occur as a result of, or after giving effect to, such payment, the Debtor may make, and Secured Party may receive, the scheduled payment of principal and accrued interest on the Maturity Date or upon the earlier completion of the public offering in accordance with the terms of the Subordinated Note;

                  (ii) (A) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any substantial part of the property, assets or business of the Debtor or the proceeds thereof, to any creditor or creditors of the Debtor or (B) upon any indebtedness of the Debtor becoming due and payable by reason of any liquidation, dissolution or other winding- up of the Debtor or its business or by reason of any sale, receivership, insolvency, reorganization or bankruptcy proceedings, assignment for the benefit of creditors, arrangement or any proceeding by or against the Debtor for any relief under any bankruptcy, reorganization or insolvency law or laws, Federal or state, or any law, Federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition, or extension, or (C) in the event that any Subordinated Obligation is declared due and payable prior to its stated maturity (under circumstances when the preceding clause (A) or (B) shall not be applicable), or (D) in the event that any amounts owing under the Senior Obligations have become, or have been declared to be, due and payable (and have not been paid in accordance with their terms), then and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Subordinated Obligations, shall instead be paid over or delivered to the Senior Lenders, for the benefit of the Senior





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
        Lenders, and shall promptly (subject to applicable law) as a payment or prepayment on account of the Senior Obligations and to the extent that any letters of credit have been issued and remain outstanding, shall be held by the Senior Lenders, for the benefit of the Senior Lenders as collateral to secure the payment of any amount that may thereafter become due in connection with any letters of credit and Secured Party shall not receive any such payment or distribution or any benefit therefrom unless and until the Senior Obligations shall have been fully paid and satisfied and any letters of credit shall have expired or otherwise terminated.

        Section 6.2 Authorization of Senior Lenders. Secured Party irrevocably authorizes and empowers the Senior Lenders, under the circumstances set forth in clause (A) or (B) of subsection 6.1(a), to demand, sue for, collect and receive every such payment or distribution referred to in such subsection and give acquittance therefor, and file claims and proofs of claim in any statutory or non-statutory proceeding and take such other proceedings, in the name of the Senior Lenders or in the name of Secured Party or otherwise, as the Senior Lenders may deem necessary or advisable for the enforcement of the provisions of this agreement. Secured Party hereby agrees, under the circumstances set forth in clause (A) or (B) of subsection 6.1(a)(ii), duly and promptly to take such action as may be requested at any time and from time to time by the Senior Lenders to file appropriate proofs of claim in respect of the Subordinated Obligations, and to execute and deliver such powers of attorney, assignments or proofs of claim or other instruments as may be requested by the Senior Lenders in order to enable the Senior Lenders, on behalf of the Senior Lenders, to enforce any and all claims upon or in respect of the Subordinated Obligations and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations.

        Section 6.3 Repayment of Unauthorized Amounts. Should any payment or distribution or security, or the proceeds of any thereof, be collected or received by Secured Party in respect of the Subordinated Obligations, and such collection or receipt is not expressly permitted hereunder, Secured Party will forthwith turn over the same to the Senior Lenders, for the benefit of the Senior Lenders, in the form received (except for the indorsement of the assignment of Secured Party when necessary) and, until so turned over, the same shall be held in trust by Secured Party as the property of the Senior Lenders.

        Section 6.4 Subrogation. Once all Senior Obligations have been fully paid, Secured Party shall be subrogated to the rights of the Senior Lenders to receive payments or distributions of assets of the Debtor made on the Senior Obligations until the Subordinated Obligations shall be paid in full; and, for the purposes of such subrogation, payments or distributions to the Senior Lenders of any cash, property or securities to which Secured Party would be entitled except for the subordination provisions of this Agreement shall, as between the Debtor and its creditors other than the Senior Lenders and Secured Party, be deemed to be a payment by the Debtor to or on account of Subordinated Obligations, it being understood that the provisions of this Agreement are, and are intended solely, for the purpose of defining the relative rights of Secured Party and the Senior Lenders.

        Section 6.5 Relative Rights. This Article VI defines the relative rights of Secured Party and the Senior Lenders. Nothing in this
Article VI shall:

                  (a) impair, as between the Debtor and the Secured Party, the Obligation of the Debtor, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms;

                  (b) affect the relative rights of the Secured Party and creditors of the Debtor other than the Senior Lenders; or





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
                  (c) prevent the Secured Party from exercising available remedies upon any Event of Default not in violation of any subordination or related agreement between the Secured Party and the Senior Lenders.

        If the Debtor fails because of this Article VI to pay principal of or interest on the Subordinated Note on any due date, the failure is still an event of default thereunder.



                                  ARTICLE VII

                                 MISCELLANEOUS

        Section 7.01 Construction. This Security Agreement has been made in and the security interest granted hereby is granted in and each shall be governed by the laws of the State of Texas and of the United States of America, as applicable, in all respects, including matters of construction, validity, enforcement and performance.

        Section 7.02 Amendment and Waiver. This Security Agreement may not be amended (nor may any of its terms be waived) except in the manner provided in Section 7.06 hereof.

        Section 7.03 Invalidity. If any provision of this Security Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by a judicial decision which shall have become final, Debtor and Secured Party shall promptly meet and negotiate substitute provisions for those rendered invalid, illegal or unenforceable, but all of the remaining provisions shall remain in full force and effect.

        Section 7.04 Survival of Agreements. All representations and warranties of Debtor herein, and all covenants and agreements herein not fully performed before the effective date of this Security Agreement, shall survive such date.

        Section 7.05 Successors and Assigns. The covenants and agreements herein contained by or on behalf of Debtor shall bind Debtor, and Debtor's successors and assigns and shall inure to the benefit of Secured Party, and its successors and assigns.

        Section 7.06 Benefit. The subordination provisions contained herein and all other provisions hereof are of a continuing nature and are for the benefit of the Senior Lenders and their successors and assigns as holders from time to time of Senior Obligations. This Security Agreement may not be revoked, rescinded, canceled or modified in any way by Secured Party or released or diminished on the occurrence of any act, event or circumstance and shall continue to be effective or be reinstated, as the case may be, with respect to the Senior Obligations arising or created after any such attempted revocation, rescission, cancellation, modification or other act, event or circumstance, or if at any time any payment of, or with respect to, any of the Senior Obligations is rescinded or must otherwise be returned by the Senior Lenders upon the insolvency, bankruptcy, reorganization or otherwise of any or all of Debtor, Secured Party or otherwise, all as though such payment had not been made. No provision of this Security Agreement may be changed or waived without the express prior written consent of the parties hereto and the Senior Lenders (or the Senior Lenders' successors or assigns), and if so changed or waived, shall be so affected to the limited extent and circumstances as expressly set forth in such written consent.

        Section 7.07 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Security Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

        Section 7.08 Counterparts. This Security Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 7.09 Notices. All notices, requests, consents and other communications under this Security Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, if addressed to the respective parties as set forth in the opening paragraph of this Security Agreement. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

        IN WITNESS HEREOF, Debtor has caused this instrument to be duly executed as of the date first above written.


                                     DEBTOR

                                 (DEBTOR NAME)


                                        By______________________________________

                                        Name:___________________________________

                                        Title:__________________________________

                                              __________________________________

                                                                       EXHIBIT C

                                              FOR THE PURCHASE OF 100,000 SHARES


     THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
               OR THE LAWS OF ANY STATE AND IS NOT TRANSFERRABLE.


                  STOCK PURCHASE WARRANT TO PURCHASE SHARES OF
                        COMMON STOCK OF UTI ENERGY CORP.


        This certifies that, for value received, Southland Drilling Company, Ltd., a Texas limited partnership or its permitted assigns (the "Holder"), is entitled, subject to the terms and conditions of this Warrant, at any time or from time to time during the Exercise Period (as hereinafter defined), to purchase up to 100,000 shares (subject to adjustment pursuant to Section 9 below) of common stock, $.001 par value ("Common Stock"), of UTI Energy Corp., a Delaware corporation (the "Company") (the shares of Common Stock issuable upon exercise of this Warrant, as adjusted under Section 9, being referred to herein as the "Warrant Shares").

        1.        FORM OF ELECTION.

                  The form of election to purchase shares of Common Stock (the "Form of Election") shall be substantially as set forth in Exhibit A attached hereto. The price per Warrant Share and the number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment upon the occurrence of certain events, all as hereinafter provided.

        2.        EXERCISE PERIOD; EXERCISE OF WARRANT.

                  2.1 Exercise Period. Subject to the terms of this Warrant, the Holder shall have the right, which may be exercised at any time or from time to time during the Exercise Period, to purchase from the Company the number of fully paid and nonassessable Warrant Shares this Warrant at the time represents the right to purchase, and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares purchasable on such exercise, a new warrant evidencing the remaining Warrant Shares that may be purchased shall be promptly signed, issued and delivered by the Company to the Holder pursuant to the provisions of this Section 2. The term "Exercise Period" shall mean the period commencing on ______________, 1997, and terminating on _____________, 2002.

                  2.2 Exercise of Warrant. This Warrant may be exercised upon surrender to the Company at its principal office (as designated in Section 12) of this Warrant, together with the Form of Election duly completed and signed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of Sections 3 and 9 hereof) for the number of Warrant Shares in respect of which this Warrant is then exercised. Payment of the aggregate Warrant Price with respect to the portion of this Warrant being exercised shall be made in cash or by certified or official bank check, payable to the order of the Company.

                  Subject to Section 6 hereof, upon the surrender of this Warrant and payment of the Warrant Price as set forth above, the Company shall issue and cause to be delivered to the Holder or, upon the written order of the Holder, to and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of this Warrant and payment of the Warrant Price, as aforesaid.

        3.        WARRANT PRICE.

                  The price per share at which Warrant Shares shall be purchasable upon exercise of this Warrant initially shall be $48.00 and shall be subject to adjustment pursuant to Section 9 hereof (such price as so adjusted is referred to herein as the "Warrant Price").

        4.        EXCHANGE OF WARRANT.

                  This Warrant may be exchanged at the option of the Holder when surrendered at the principal office of the Company for another warrant, or other warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares as this Warrant then entitles the Holder to purchase. Any Holder desiring to exchange this Warrant shall make such request in writing delivered to the Company, and shall surrender this Warrant for exchange. Thereupon, the Company shall promptly sign and deliver to the person entitled thereto a new warrant or warrants, as the case may be, as so requested.

        5.        NO REGISTRATION OF WARRANT.

                  This Warrant has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Holder represents and agrees that this Warrant and, upon exercise hereof, any Warrant Shares have been acquired for investment and not with a view to distribution or resale. The Holder further acknowledges and agrees that this Warrant may not be transferred, and the Warrant Shares, upon exercise of this Warrant, may not be transferred without an effective registration statement therefor under the Securities Act and applicable state securities laws or an opinion of counsel satisfactory to the Company that registration is not required thereunder. Unless registered, any Warrant Shares shall bear the following legend:

        The securities represented by this certificate have not been registered under the Securities Act of 1933 or the laws of any state and may not be transferred in the absence of an effective registration statement for the securities under the Securities Act of 1933 and applicable state laws or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

        6.        PAYMENT OF TAXES.

                  The Company will pay when due and payable any and all U.S. federal and state transfer taxes and charges that may be payable in respect of the issuance or delivery of this Warrant or of any Warrant Shares upon the exercise of this Warrant. The Company shall not, however, be required to (i) pay any transfer tax that may be payable in respect of any transfer involved in the issuance or delivery of certificates for Warrant Shares in the name other than that of the Holder or (ii) to issue or deliver any certificates for Warrant Shares upon the exercise of this Warrant until such transfer tax shall have been paid (any such tax being payable by the Holder at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

        7.        MUTILATED OR MISSING WARRANT.

                  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall execute, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new warrant of like tenor and representing an equivalent right or interest; but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Warrant and indemnity, if requested, satisfactory to the Company. The Holder requesting such a substitute warrant shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

        8.        RESERVATION OF WARRANT SHARES; PURCHASE OF WARRANT BY THE
                  COMPANY.

                  8.1 Reservation of Warrant Shares. The Company shall at all times reserve for issuance from its authorized and unissued shares of Common Stock the number of shares of Common Stock needed for issuance upon the exercise of this Warrant. The Company covenants that all shares of Common Stock issuable as herein provided shall, when so issued, be duly and validly issued, fully paid and nonassessable.

                  8.2 Purchase of Warrant by the Company. The Company shall not be prohibited, except as limited by law, any other agreement or herein, from offering to purchase, purchasing or otherwise acquiring this Warrant from any holder thereof at such times, in such manner and for such consideration as the Company and such holder may agree to.

                  8.3 Cancellation of Purchased or Acquired Warrant. In the event the Company shall purchase or otherwise acquire this Warrant, the same shall thereupon be canceled and retired.

        9.        ADJUSTMENT OF WARRANT PRICE AND NUMBER OF WARRANT SHARES.

                  9.1 Mechanical Adjustments. The existence of this Warrant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  If the Company shall effect a subdivision (by stock split, stock dividend, recapitalization or otherwise) or consolidation (by reverse stock split or otherwise) of shares or other capital adjustment of, or the payment of a dividend in capital stock or other equity securities of the Company on, its Common Stock, or other increase or reduction of the number of shares of the Common Stock without receiving consideration therefor in money, services, or property, or the reclassification of its Common Stock, in whole or in part, into other equity securities of the Company, then the number, class and per share price of Warrant Shares shall be appropriately adjusted (or in the case of the issuance of equity securities as a dividend on, or in a reclassification of, the Common Stock, this Warrant shall extend to such other securities) in such a manner as to entitle the Holder to receive, upon exercise of this Warrant, for the same aggregate cash compensation, the same total number and class or classes of shares (or in the case of a dividend of, or reclassification into, other equity securities, such other securities) it would have held after such adjustment if the Holder had exercised this Warrant in full immediately prior to the event requiring the adjustment. Comparable rights shall accrue in the event of successive subdivisions, consolidations, capital adjustments, dividends or reclassifications of the character described above.

                  If the Company shall distribute to all holders of its shares of Common Stock (including any such distribution made to non-dissenting stockholders in connection with a consolidation or merger in which the Company is the surviving corporation and in which holders of shares of Common Stock continue to hold shares of Common Stock after such merger or consolidation) evidences of indebtedness or cash or other assets (other than cash dividends payable out of consolidated retained earnings not in excess of, in any one year period, the greater of (a) $.10 per share of Common Stock and (b) two times the aggregate amount of dividends per share paid during the preceding calendar year and dividends or distributions payable in shares of Common Stock or other equity securities of the Company described in the immediately preceding paragraph), then in each case the Warrant Price shall be adjusted by reducing the Warrant Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by the fair market value, as determined in good faith by the Board of Directors of the Company (whose determination shall be described in a statement filed in the Company's corporate records and be available for inspection by the Holder) of the portion of the evidence of indebtedness or cash or other assets so to be distributed applicable to one share of Common Stock; provided that in no event shall the Warrant Price be less than the par value of a share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of the distribution retroactive to the record date for the determination of the stockholders entitled to receive such distribution. Comparable adjustments shall be made in the event of successive distributions of the character described above.

                  After the Company shall make a tender offer for, or grant to all of its holders of its shares of Common Stock the right to require the Company to acquire from such stockholders shares of, Common Stock, at a price in excess of the Current Market Price (a "Put Right") or the Company shall grant to all of its holders of its shares of Common Stock the right to acquire shares of Common Stock for less than the Warrant Price (the "Exercise Right") then, in the case of a Put Right, the Warrant Price shall be adjusted by multiplying the Warrant Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such Put Right by a fraction, the numerator of which shall be the number of shares of Common Stock then outstanding minus the number of shares of Common Stock which could be purchased at the Current Market Price for the aggregate amount which would be paid if all Put Rights are exercised and the denominator of which is the number of shares of Common Stock which would be outstanding if all Put Rights are exercised; and, in the case of a Purchase Right, the Warrant Price shall be adjusted by multiplying the Warrant Price in effect immediately prior to the record date for the determination of the stockholders entitled to receive such Purchase Right by a fraction, the numerator of which shall be the number of shares of Common Stock then outstanding plus the number of shares of Common Stock which could be purchased at the Current Market Price for the aggregate amount which would be paid if all Purchase Rights are exercised and the denominator of which is the number of shares of Common Stock which would be outstanding if all Purchase Rights are exercised. In addition, the number of shares subject to this Warrant shall be adjusted by multiplying the number of shares then subject to this Warrant by a fraction which is the inverse of the fraction used to adjust the Warrant Price. Notwithstanding the foregoing if any such Put Rights or Purchase Rights shall terminate without being exercised, the Warrant Price and number of shares subject to this Warrant shall be appropriately readjusted to reflect the Warrant Price and number of shares subject to this Warrant which would have been in effect if such unexercised Rights had never existed. Comparable adjustments shall be made in the event of successive transactions of the character described above.

                  After the merger of one or more corporations with or into the Company, after any consolidation of the Company and one or more corporations, or after any other corporate transaction described in
        Section 424(a) of the Internal Revenue Code of 1986, as amended, the Holder, at no additional cost, shall be entitled to receive, upon any exercise of this Warrant, in lieu of the number of shares as to which this Warrant may then be so exercised, the number and class of shares of stock or other equity securities to which the Holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation the Holder had been a holder of a number of shares of Common Stock equal to the number of shares as to which this Warrant may then be so exercised and, if as a result of such merger, consolidation or other transaction, the holders of Common Stock are not entitled to receive any shares of Common Stock pursuant to the terms thereof, the Holder, at no additional cost, shall be entitled to receive, upon exercise of this Warrant, such other assets and property, including cash, to which the Holder would have been entitled if at the time of such merger, consolidation or other transaction the Holder had been the holder of the number of shares of Common Stock equal to the number of shares as to which this Warrant shall then be so exercised. Comparable rights shall accrue in the event of successive mergers or consolidations of the character described above.

                  For purposes of this Section 9.1, "Current Market Price per share of Common Stock" shall mean the closing price of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed or, if the Common Stock is not so listed, the average bid and asked price of a share of Common Stock as reported in the NASDAQ System, in each case on the trading day immediately preceding the first trading day on which, as a result of the establishment of a record date or otherwise, the trading price reflects that an acquiror of Common Stock in the public market will not participate in or receive the payment of any applicable dividend or distribution.

                  Except as hereinbefore expressly provided, (i) the issue by the Company of shares of Common Stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to this Warrant and (ii) no adjustment in respect of any dividends shall be made during the term of this Warrant or upon the exercise of this Warrant.

                  9.2 Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of this Warrant, reduce the then current Warrant Price to any amount deemed appropriate by the Board of Directors of the Company.

                  9.3 Statement on Warrant. Irrespective of any adjustments in the Warrant Price with respect to this Warrant or the number or kind of shares purchasable upon the exercise of this Warrant, warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant.

        10.       REGISTRATION RIGHTS.

                  10.1 Demand Rights. Subject to the provisions of Section 14(d), on one occasion after the earlier to occur of (a) 120 days following the completion of a registered public offering of Common Stock by the Company (other than an offering pursuant to an employee benefit plan or in connection with a merger or acquisition) and (b) January 1, 1998, the Holder may request, pursuant to this Section 10.1, that the Company register under the Securities Act the Warrant Shares (as adjusted under Section 9) issued to the Holder upon exercise of this Warrant pursuant to a non-underwritten offering having a period of distribution not to exceed 120 days; provided, however, the Company shall not be obligated to prepare and file any registration statement pursuant to this Section 10.1, or prepare or file any amendment or supplement thereto, at any time when the Company, in the good faith judgment of its Board of Directors, expressed by resolution specifying the reason therefor, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely affect a pending or proposed public offering of securities of the Company, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to the Company or negotiations, discussions or pending proposals with respect thereto or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of the Company. Notwithstanding anything to the contrary contained in this Section 10.1, the Company shall be permitted to suspend the period of sale or distribution of shares of Common Stock subject to a registration pursuant to this Section 10.1 at any time when the Company reasonably believes that the sale or distribution thereof at the time requested would materially and adversely affect a pending or proposed public offering of securities of the Company, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to the Company or negotiations, discussions or pending proposals with respect thereto or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of the Company; provided, however, that such period of sale or distribution shall resume after any such suspension for a number of days necessary to keep such registration effective for permitted sales thereunder for a term of 120 days. The filing of a registration statement, or any amendment or supplement thereto, by the Company may not be deferred, and the sale and distribution of shares may not be suspended, in each case pursuant to the foregoing provisions, for more than 60 days after the abandonment or consummation (or the completion of the distribution of securities in the case of a public offering) of any of the proposals or transactions described therein or, in any event, for more than 120 days, and there may be only two such suspensions in any one-year period.

                  10.2    Piggyback Rights.  Subject to the provisions of
        Section 14(d), if, at any time after the date hereof, the Company proposes to register under the Securities Act any shares of Common Stock for sale by it pursuant to an underwritten public offering of the Common Stock (except with respect to registration statements filed on Form S-4 or such other forms as shall be prescribed under the Securities Act for the same purposes as such form), it will at each such time, prior to the filing of any such registration statement, give written notice to the Holder of its intention so to do, regardless of whether the Holder has previously exercised piggyback registration rights or demand rights as to any other shares of stock hold by it, and, upon the written request (which must specify the number of shares of Common Stock to participate in such underwritten offering) of the Holder delivered to the Company within five days of receipt of the Company's notice, the Company will use its best efforts to cause any Warrant Shares as to which registration shall have been so requested to be included in the shares to be sold pursuant to such underwritten public offering as covered by the registration statement proposed to be filed by the Company. Nothing contained in this Section 10.2 shall, however, limit the Company's right to cancel, postpone or withdraw any such proposed registration for any reason. Any request by the Holder pursuant to this Section 10.2 to register Warrant Shares for sale in the underwriting shall be on the same terms and conditions as the shares of Common Stock to be registered and sold through underwriters under such registration; provided, however, that as a condition to such inclusion the Holder shall execute an underwriting agreement acceptable to the underwriters and, if requested, a custody agreement having such customary terms as the underwriters shall request, including indemnification, and if the managing underwriter determines and advises in writing that the inclusion in the underwriting of all Warrant Shares proposed to be included by the Holder and any other shares of Common Stock sought to be registered by any other stockholder of the Company exercising rights comparable to those of the Holder under this Warrant (the "Other Common Stock") would, in its reasonable and good faith judgment, interfere with the successful marketing of the securities proposed to be registered for underwriting by the Company or by any holder of Common Stock having the right to require the Company to file a registration statement to register such Common Stock, then the number of Warrant Shares and Other Common Stock requested to be included in the underwriting shall be reduced pro rata (based upon the number of shares requested to be included in such underwriting) among the Holder and the holders of Other Common Stock requesting such registration and inclusion in the underwriting and may, in the determination of such managing underwriter and consistent with pro rata reduction, be reduced to zero.

                  10.3 Procedure. If and whenever the Company is required by the provisions of this Warrant to use its best efforts to effect the registration of any Warrant Shares under the Securities Act, the Company will, subject to the other provisions of this Section 10:

                          (a) as expeditiously as reasonably practicable, prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement on the appropriate form with respect to such Warrant Shares and use reasonable efforts to cause such registration statement to become and remain effective;

                          (b) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such Warrant Shares covered by such registration statement in accordance with the intended method of distribution set forth in such registration statement;

                          (c) as expeditiously as reasonably practicable, furnish to the Holder such number of copies of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as the Holder may reasonably request, in order to facilitate the public sale or other disposition of such Warrant Shares; provided, however, that the obligation of the Company to deliver copies of prospectuses or preliminary prospectuses to the Holder shall be subject to the receipt by the Company of reasonable assurances from the Holder that it will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by it of any prospectuses or preliminary prospectuses;

                          (d) as expeditiously as reasonably practicable, furnish, at the request of the Holder, on the date that Warrant Shares are to be delivered to the underwriters for sale pursuant to such registration or, if such Warrant Shares are not being sold through underwriters, on the date the registration statement with respect to such Warrant Shares becomes effective (i) an opinion, dated such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holder, stating that such registration statement has become effective under the Securities Act and that (A) to the knowledge of such counsel, no stop order suspending the effectiveness of such registration statement has been instituted or is pending or contemplated under the Securities Act; (B) the registration statement, the related prospectus, and each amendment or supplement thereto, including all documents incorporated by reference therein, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements or other financial or statistical or reserve data contained or incorporated by reference therein); and (C) no facts have come to the attention of such counsel that caused such counsel to believe (with customary qualifications) that either the registration statement or the final prospectus, or any amendment or supplement thereto, including all documents incorporated by reference therein, in light of the circumstances under which they were made, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that such counsel need express no belief as to financial statements or other financial or statistical or reserve data contained or incorporated by reference therein or as to any information provided by the stockholders of the Company or any underwriter for inclusion therein); and (ii) a letter, dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, stating that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, including all documents incorporated by reference therein, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such letter from the independent certified public accountants shall additionally cover such other customary financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters, if any, or the stockholders of the Company making such request may reasonably request;

                          (e) as expeditiously as practicable, use its best efforts to register or qualify Warrant Shares covered by such registration statement under such other securities laws of such United States jurisdictions as the Holder shall reasonably request (considering the nature and size of the offering) and do any and all other acts and things which may be necessary or desirable to enable the Holder to consummate the public sale or other disposition in such jurisdictions of Warrant Shares; provided, however, that the Company shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action which would subject it to general service of process in any jurisdiction in which it is not then so subject;

                          (f) bear all Registration Expenses (as defined below) in connection with all registrations hereunder; provided, however, that all Selling Expenses (as defined below) of Warrant Shares and all fees and disbursements of counsel for the Holder in connection with each registration pursuant to this Warrant shall be borne by the Holder. Expenses incurred by the Company in complying with this Warrant, including, without limitation: (i) all registration, listing and filing fees;
        (ii) all printing expenses; (iii) all fees and disbursements of counsel for the Company; (iv) all blue sky fees and expenses; and (v) all fees and expenses of accountants for the Company are herein referred to as "Registration Expenses". All underwriting fees and discounts and brokerage and selling commissions relating to Warrant Shares to be registered for sale by the Holder and fees and expenses of the counsel for the Holder and any underwriter's counsel applicable to the sales by the Holder in connection with any such registration are herein referred to as "Selling Expenses"; and

                          (g)     keep each registration pursuant to Section
                  10.1 hereof effective for a period of up to 90 days or such shorter period of time until the transfer or sale of all Warrant Shares so registered has been completed.

                  10.4    Indemnification.

                          (a) In the event of a registration of any Warrant Shares under the Securities Act pursuant to this Warrant, the Company will indemnify and hold harmless the Holder and any other Person, if any, who controls the Holder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such selling stockholder of the Company or such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Warrant Shares were registered under the Securities Act, any preliminary prospectus distributed with the consent of the Company or final prospectus contained therein, or any amendment thereof or supplement thereto, including all documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Holder and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement, including all documents incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder or a controlling Person of the Holder specifically for use in the preparation thereof.

                          (b) In the event of any registration of any Warrant Shares under the Securities Act pursuant to this Warrant, Holder will indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company and each underwriter (if any) and each Person who controls any underwriter (if any) within the meaning of Section 15 of the Securities Act, against any and all such losses, claims, damages, liabilities or actions which the Company or such officer, director, underwriter (if any) or controlling Person may become subject under the Securities Act or otherwise, and will reimburse the Company, each such officer, director, underwriter (if any) and controlling Person for any legal or any other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, if (a) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement or any such prospectus, or any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and
        (b) any such statement or omission of a material fact was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder specifically for use in connection with the preparation of such registration statement or prospectus. In connection with any transaction contemplated by Section
        10.2 hereof, the Holder also agrees to indemnify each such underwriter and each Person who controls any such underwriter within the meaning of
        Section 15 of the Securities Act as may reasonably and customarily be requested by the underwriters in connection with any underwritten offering of such Warrant Shares.

                          (c) Promptly after receipt by any indemnified Person of notice of any claim or commencement of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Warrant, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified of the same, such indemnifying Person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person in connection with the defense thereof; provided, however, if there exists or will exist a conflict of interest which would make it inappropriate in the reasonable judgment of the indemnified Person for the same counsel to represent both the indemnified Person and such indemnifying Person then such indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided further, however, the indemnifying Person shall not be required to pay for more than one separate counsel for all of the indemnified Persons in addition to any local counsel.

                  10.5 Termination. If Rule 144 or Rule 145 as promulgated under the Securities Act or any successor or similar rule or statute shall permit the sale of Warrant Shares in compliance with the conditions thereof and the provisions thereof, the rights of the Holder as to registration provided for in this Warrant as to such Warrant Shares shall terminate immediately.

        11.       FRACTIONAL INTERESTS.

                  The Company shall not be required to issue fractional Warrant Shares on the exercise of this Warrant and the number of Warrant Shares issuable upon such exercise shall be rounded down to the nearest whole share.

        12.       NO RIGHTS AS STOCKHOLDERS.

                  Nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent to or receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as a stockholder of the Company. If, however, at any time during the Exercise Period:

                  (a) the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a cash dividend or a dividend payable in additional shares of Common Stock) to the holders of its shares of Common Stock;

                  (b) the Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of Common Stock or any right to subscribe to shares of Common Stock or securities convertible or exchangeable into shares of Common Stock; or

                  (c) a dissolution or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety) shall be proposed;

then in any one or more of such events, the Company shall give notice in writing of such event to the Holder as provided in Section 13 hereof at least 10 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or date of the closing of the transfer books, as the case may be. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed dissolution, liquidation or winding up.

        13.       NOTICES.

        All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class, postage prepaid:

                          (i) if to the Holder at:

                                  Southland Drilling Company, Ltd.
                                  Attn: Neil E. Hanson
                                  2925 Briarpark
                                  Houston, Texas  77042

                          (ii) if to the Company at:

                                  UTI Energy Corp.
                                  Attn: President
                                  485 Devon Park Drive, #112
                                  Wayne, Pennsylvania 19087
or to such other address or addresses as the Holder or the Company may designate from time to time for itself by a notice pursuant hereto.

        14.       SUCCESSORS.

                  No party hereto may assign its rights or obligations hereunder without the prior written consent of the other party, except for transfers of this Warrant in whole or in part, to:

                  (a) any person or entity who, on the date of such transfer, is a general or limited partner of Southland Drilling Company, Ltd.;

                  (b)     the executor, administrator or personal
        representative of any individual referred to in paragraph (a) of this
        Section 14, in the event of the death or incapacity of such person;

                  (c)     with regard to any entity referred to in paragraph
        (a) of this Section 14, any successor in a merger or consolidation involving such entity, a purchaser of all or substantially all of such entity's assets, or the stockholders of such an entity in the event of such entity's liquidation or dissolution; or

                  (d) any other person or entity not included in (a), (b) or (c) above; provided however, that upon the assignment or transfer to such other person or entity, the rights of the Holder of this Warrant (or any succeeding Warrant pursuant to Sections 4 or 7 or this Section 14) to registration rights pursuant to Section 10 of this Agreement shall immediately terminate and become null and void;

provided that there is delivered to Buyer an opinion of counsel, in form reasonably satisfactory to Buyer, that such transfer is exempt from registration under the Securities Act of 1933, as amended (the "33 Act"), and a certificate from such transferee representing that such transferee is an Accredited Investor under the 33 Act. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

        15.       APPLICABLE LAW.

                  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

        16.       BENEFITS OF WARRANT.

                  Nothing in this Warrant shall give or be construed to give any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Company and the Holder.

        17.       CAPTIONS.

                  The captions of the sections of this Warrant have been inserted for convenience only and shall have no substantive effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed as of the _______ day of ____________, 1997.

                                           UTI ENERGY CORP.



                                           By:
                                              ------------------------------
                                                      Vaughn E. Drum
                                                         President
ATTEST:



-------------------------------------
             SECRETARY


                                           SOUTHLAND DRILLING COMPANY, LTD.



                                           By
                                             -------------------------------

                                                                       EXHIBIT A

                               SUBSCRIPTION FORM

                          To be Executed by the Holder
                              to Exercise Warrant

                             UTI Energy Corporation

         The undersigned hereby exercises the right to purchase _____________ shares of common stock covered by this Warrant according to the conditions thereof and herewith makes payment of the Warrant Price of such shares in full.

                                         [INDIVIDUAL]



                                         Signature
                                         ----------------------------------------
                                         Name:
                                         ----------------------------------------

                                         Address
                                         ----------------------------------------

                                         ----------------------------------------

                                         ----------------------------------------

Dated:               ,         .
      ---------------  --------



                                         [CORPORATION OR PARTNERSHIP]


                                         ----------------------------------------
                                                      (Name of Entity)


                                         By:
                                         ---------------------------------------
                                         Name:
                                         ---------------------------------------
                                         Title:
                                         ---------------------------------------

                                         Address
                                         ----------------------------------------

                                         ----------------------------------------

                                         ----------------------------------------


Dated:               ,         .
      ---------------  --------


                                                                       EXHIBIT D

                               GUARANTY AGREEMENT

March ___, 1997



UTI Energy Corp.
485 Devon Park Drive, Suite 112
Wayne, Pennsylvania  19087

Ladies and Gentlemen:

        Reference is hereby made to the Asset Purchase Agreement dated as of March 5, 1997 (the "Asset Purchase Agreement"), between UTI Energy Corp., a Delaware corporation ("Buyer"), and Southland Drilling Company, Ltd., a Texas limited partnership ("Seller"). This Guaranty (this "Agreement") is being executed pursuant to Section 8.8 of the Asset Purchase Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement. The undersigned, as a limited and/or general partner of Seller (the "Guarantor") hereby makes the following representations, warranties, covenants and agreements:

        1. Guaranty. The Guarantor hereby unconditionally guarantees the due and punctual payment and performance of all of Seller's obligations set forth in Article XI of the Asset Purchase Agreement. Such guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of the Asset Purchase Agreement, any assumption of any such guaranteed obligation by any other party or any other act or event which might otherwise operate as a legal or equitable discharge of the Guarantor hereunder. The Guarantor hereby waives all special suretyship defenses and notice requirements. This guaranty is in no way conditioned upon any requirement that UTI first attempt to collect or enforce any guaranteed obligation from or against Seller. So long as any obligation of Seller to Buyer remains unpaid or discharged, the Guarantor hereby waives all rights to subrogation arising out of any payment by the Guarantor hereunder. Notwithstanding any provision contained herein to the contrary, in no event shall the aggregate amount paid by Guarantor pursuant to any demands by Buyer hereunder for all or any portion of the Claims sustained by Buyer exceed $_________ (the Guarantor's partnership sharing ratio percentage amount times $9,000,000); provided that, notwithstanding this limitation, Guarantor shall be liable for ___% of any Claim relating to any breach of a representation or warranty contained in Sections 5.2, 5.4, 5.5,
5.11 or 5.13 of the Asset Purchase Agreement.

        2. Dissolution of Seller. Notwithstanding Section 1 of this Agreement, if Seller voluntarily or involuntarily dissolves, or is otherwise liquidated or terminated, prior to the time all of Seller's obligations under the Asset Purchase Agreement have been satisfied, the Guarantor shall be deemed to have assumed and be primarily liable for all of such obligations until they are duly satisfied, subject to the provisions of the last sentence of Section 1 hereinabove.

        3. Enforcement Expenses. Guarantor agrees to pay to UTI any and all reasonable costs and expenses (including reasonable attorney and other legal fees) incurred by UTI in enforcing its rights under this Agreement, subject to the provisions of the last sentence of Section 1 above.

        4. Miscellaneous. This Agreement shall inure to the benefit of UTI and its affiliates and their respective successors and assigns. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to choice of law principles.


        IN WITNESS WHEREOF, the Guarantor hereby executes this Agreement as of the day first written above.


                                      GUARANTOR: _______________________________

                                      Print Name:_______________________________





                                           D-2